Use these links to rapidly review the document
PROXY STATEMENT TABLE OF CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

DMC GLOBAL INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

DMC GLOBAL INC.

5405 Spine Road
Boulder, Colorado 80301

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON May 7, 2019

To the Stockholders of DMC Global Inc.:	March 25, 2019

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of DMC GLOBAL INC., a Delaware corporation, will be held on May 7, 2019, at 8:30 a.m. local time at 11800 Ridge Parkway, Suite 300, Broomfield, Colorado 80021, for the following purposes:

          1.     To elect the seven director nominees identified in the accompanying proxy statement to hold office until the 2020 Annual Meeting of Stockholders;

          2.     To approve a non-binding, advisory vote on the compensation of our named executive officers;

          3.     To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

          4.     To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the proxy statement accompanying this notice.

        The Board of Directors has fixed the close of business on March 22, 2019, as the record date for the determination of stockholders entitled to notice of, and to vote at, this Annual Meeting and at any adjournment or postponement thereof.

        Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 7, 2019. Similar to last year, we will be using the "Notice and Access" method that allows companies to provide proxy materials to stockholders via the Internet. On or about March 28, 2019, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials which contains specific instructions on how to access Annual Meeting materials via the Internet, as well as instructions on how to request paper copies. We believe this process should provide a convenient way to access your proxy materials and vote. The Proxy Statement and our annual report on Form 10-K for the fiscal year ended December 31, 2018 are available at www.edocumentview.com/boom.

By Order of the Board of Directors,

Michelle H. Shepston Chief Legal Officer and Secretary

Broomfield, Colorado

        ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE FOLLOW THE INSTRUCTIONS PROVIDED TO YOU AND VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM SUCH RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

PROXY STATEMENT TABLE OF CONTENTS

DMC GLOBAL INC.
5405 Spine Road
Boulder, Colorado 80301

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 7, 2019

2019 PROXY SUMMARY

        This summary highlights and supplements information contained elsewhere in this proxy statement. The summary does not contain all of the information that you should consider and the entire proxy statement should be read carefully before voting.

Annual Meeting of Stockholders

• Time and Date	8:30 a.m., May 7, 2019
• Place	11800 Ridge Parkway, Suite 300, Broomfield, Colorado 80021
• Record Date	March 22, 2019

Agenda

  •
  The election of the seven director nominees identified in this proxy statement

  •
  An advisory vote on the compensation of our named executive officers

  •
  A ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for 2019

  •
  Such other business as may properly come before the meeting

Voting Matters

Proposal	Board Recommendation	Page Reference (for more detail)
1. Election of directors	FOR each Nominee	8
2. Advisory vote on executive compensation	FOR	19
3. Approval of Ernst & Young LLP as auditor for 2019	FOR	20

Executive Compensation

2018 Company Performance

        2018 was a record year for DMC. The recovery in global energy markets that began in 2017 continued in 2018, but with persisting end-market uncertainty, pricing pressures and volatility in the energy industry, including a more than 40% decrease in oil prices during the fourth quarter of 2018. In the face of these challenges, DMC delivered record revenues and Adjusted EBITDA*, while achieving substantial market share growth and completing a landmark capacity expansion at its DynaEnergetics business. The Company's record 2018 performance was made possible by its significant efforts over the past five years to restructure and reposition DMC. Highlights from these accomplishments include:

•

Total revenues increased 69% between 2017 and 2018 primarily due to record sales of $237.4 million in DynaEnergetics. The increase was driven by market share growth of its factory-assembled DynaStage system and increased activity levels in the North American unconventional well-completions sector, including increased well-stage counts; higher completion intensity and longer laterals. Additionally, NobelClad's sales increased 24% between 2017 and 2018 due to successfully landing several large projects in the downstream chemicals markets and higher volume in its core repair and maintenance business.

• Consolidated gross profit percentage was 34%, an increase from 2017 gross profit percentage of 31%.

*
Adjusted EBITDA is a non-GAAP (generally accepted accounting principles) measure and is defined as follows: EBITDA is defined as net income plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation, restructuring and impairment charges and, when appropriate, other extraordinary items that management does not utilize in assessing DMC's or the relevant business unit's operating performance. Net debt is a non-GAAP measure and is defined as total debt less cash and cash equivalents. Adjusted EBITDA and net debt for a relevant fiscal year are the same as reported in the Company's Form 10-K for that period. For a reconciliation of Adjusted EBITDA to the most directly comparable generally accepted accounting principle measure, refer to Item 7—Management's Discussion and Analysis of Financial Condition and Results of Operations from our Annual Report on Form 10-K for the year ended December 31, 2018.

• Adjusted EBITDA increased from $23.1 million in 2017 to a record $59.6 million in 2018; a 158% year-over-year increase.

•

We strengthened our financial position in 2018 while completing substantial investments in our DynaEnergetics business with the Blum expansion project. Our leverage ratio improved to 0.7 at the end of 2018 from 0.8 at the end of 2017. Net debt* (lines of credit less cash and cash equivalents) was $28.0 million at the end of 2018 versus $9.0 million at December 31, 2017.

•
Our significant investment in research, technology and application development programs has led to several new product introductions that have enabled more efficient, reliable and cost-effective perforating systems for our customers. This fueled strong demand and continued record growth at DynaEnergetics, particularly for the DynaSelect detonator and factory-assembled DynaStage system. These products generate the majority of DynaEnergetics total sales.

•
In the fourth quarter of 2018, DynaEnergetics completed construction of 74,000 square feet of new manufacturing, assembly and administrative space on its existing site in Blum, Texas, which substantially increased DynaEnergetics' component manufacturing and DynaStage assembly capacity. During the first half of 2018, DynaEnergetics added a second automated DynaSelect detonator line at its facility in Troisdorf, Germany.

•
Our NobelClad business continued to make important progress establishing new commercial uses for explosion-welded plate. During the year, progress was made in further penetrating our successful railcar business with several additional applications in development. In addition, an exclusive worldwide distribution agreement was completed with Spur Industries, adding rollbond products to our product offerings. NobelClad also completed the final phase of the consolidation of its European manufacturing into its production facility in Liebenscheid, Germany.

•
Our total stockholder return ("TSR") relative to the compensation peer group identified below was at the 100th percentile over one year, at the 99th percentile over three years and at the 86th percentile over five years:

2018 Compensation

        The following pay decisions were made in 2018:

  •
  Base Salary: Base salaries were increased for the first time in four years, with adjustments made for strong individual and company performance and for Messrs. Longe, Kuta and Grieves, to address salaries below market levels.

  •
  Annual Incentive: Target bonus payout opportunities were unchanged from 2017. Our 2018 annual incentive plan was based on our (i) DMC or business unit performance against pre-determined Adjusted EBITDA as a percentage of revenues goals and (ii) individual performance. Messrs. Longe and Kuta and Ms. Shepston earned bonus payouts of approximately 150% of their target payout opportunity based on DMC's Adjusted EBITDA as a percentage of revenues and their respective individual performance. Messrs. Grieves and Scheatzle earned a bonus payout of 155% and 84% of target, respectively, based on their respective business unit's Adjusted EBITDA as a percentage of revenues and their respective individual performance.

  •
  Long-Term Incentive Grants: The Committee approved the grant of time-vested restricted stock or restricted stock units (RSUs) and performance vested performance share units (PSUs).

  •
  Long-Term Incentive Payouts: Performance-vested restricted stock and RSUs granted on February 19, 2015 vested on February 19, 2018 based on achievement of average Adjusted EBITDA* over 2015-2016 of $11.1 million against a pre-established two-year performance goal of $37.0 million and a relative two-year TSR of the Company's shares in 2015 and 2016 5% below the TSR of shares of the Company's peer group during this period. As a result, Messrs. Longe, Kuta and Grieves earned 62.3% of the target shares under these grants.

  Pay and Performance Alignment

        Our compensation philosophy is strongly aligned with our performance. Our financial and stock price performance was very strong in 2018. A peer group comparison of TSR performance to CEO compensation reported on the Summary Compensation Table clearly demonstrates this alignment.

        Below is a comparison of our three-year TSR percentile rank and three-year aggregate CEO compensation percentile rank relative to our compensation peer group. Our three-year TSR is at the

99th percentile while the aggregate compensation granted to our CEO over the last three years (as reported on the Summary Compensation Table) is at the 70th percentile of our peer group.

  Reported vs. Realized Compensation

        The amount our CEO realized in each of the last three years as compared to the amount reported on the Summary Compensation Table was significantly lower for all but the most recent year. The majority of our CEO's compensation, like our other NEOs, is "at risk" and subject to achievement of performance goals.

        Reported compensation represents total compensation reported on the Summary Compensation Table, which includes base salary, annual incentive plan payouts, all other compensation and the grant date fair value of equity awards. Realized compensation includes base salary, annual incentive plan payouts, all other compensation and the value realized upon vesting of stock awards.

2018 Say-on-Pay Results

        Although the advisory vote on executive compensation is not binding, the Board of Directors gives significant weight to the outcome of the vote and responds accordingly. Our 2018 compensation structures were largely unchanged from 2017 based on the feedback of proxy advisory firms and stockholders on our 2017 compensation arrangements. At the 2018 Annual Meeting of Stockholders, 88% of stockholders voted "yes" on the advisory vote on executive compensation. Following the vote and throughout 2018, the management team continued its communications with stockholders, engaging in over 190 meetings with investors in the U.S. and Europe during 2018, and no significant compensation matters were raised as a concern by investors.

        The Compensation Committee has analyzed the 2018 vote and stockholder feedback for 2018 and believes that stockholders responded favorably to the 2017 compensation program generally. The Compensation Committee recognizes the ever-evolving compensation and governance landscape and will continue to review its practices and solicit stakeholder feedback on these issues.

INFORMATION CONCERNING THE ANNUAL MEETING AND VOTING

General

        The Board of Directors (the "Board") of DMC Global Inc., a Delaware corporation, is soliciting proxies for use at the Annual Meeting of Stockholders to be held on May 7, 2019, at 8:30 a.m., local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes described in this proxy statement and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 11800 Ridge Parkway, Suite 300, Broomfield, Colorado 80021. On or about March 28, 2019, we will mail to all stockholders entitled to vote at the meeting, a Notice of Internet Availability of Proxy Materials that contains specific instructions on how to access Annual Meeting materials via the Internet, as well as instructions on how to request paper copies. Unless the context otherwise requires, references to "the Company," "DMC," "we," "us" or "our" refer to DMC Global Inc.

Solicitation

        We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of the Notice of Internet Availability of Proxy Materials and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies via the Internet may be supplemented by mail, telephone, or personal solicitation by our directors, officers, or other regular employees. No additional compensation will be paid to directors, officers, or other regular employees for such services.

Outstanding Shares and Quorum

        Only holders of record of common stock at the close of business on March 22, 2019, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 22, 2019, we had 14,988,528 shares of common stock outstanding and entitled to vote. Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

        A majority of the outstanding shares of common stock entitled to vote represented in person or by proxy will constitute a quorum at the Annual Meeting. However, if a quorum is not represented at the Annual Meeting, the stockholders entitled to vote at the meeting, present in person or represented by proxy, have the power to adjourn the Annual Meeting from time to time, without notice other than by announcement at the Annual Meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the originally scheduled meeting.

Voting Rights and Procedures

        Votes cast by proxy or in person will be counted by one or more persons appointed by us to act as inspectors (the "Election Inspectors") for the Annual Meeting. The Election Inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for the purpose of determining the presence of a quorum. Abstentions will not have any effect on any of the proposals to be considered at the Annual Meeting.

        Broker non-votes occur when a broker holding stock on behalf of a beneficial owner (in which case the stock is commonly referred to as being held "in street name") lacks authority to vote the shares on some matters. Brokers are permitted to vote on "routine" proposals when they have not received voting instruction from the beneficial owner of the stock but are not permitted to vote on non-routine matters in the absence of such an instruction. Proposal 3 relating to the ratification of the appointment of Ernst & Young LLP as our independent registered accounting firm for the fiscal year ending December 31, 2019 is considered "routine," and there will therefore be no broker non-votes for such proposal. However, brokers will not be allowed to vote without instruction on proposals 1 or 2. The Election Inspectors will treat broker non-votes as shares that are present and entitled to vote for the purpose of determining the presence of a quorum. Broker non-votes will have no effect on proposals 1 or 2.

  We urge you to give voting instructions to your broker on all proposals.

        Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present. Proxies may not be voted for a greater number of persons than there are nominees.

        The non-binding advisory vote on the compensation of our named executive officers is subject to the approval of the affirmative vote of a majority of votes cast with respect to Proposal 2.

        The ratification of our selection of Ernst & Young LLP as our independent registered public accounting firm will be subject to the approval of an affirmative vote of a majority of votes cast with respect to Proposal 3.

        If no direction is indicated on a proxy card, the shares will be voted FOR each of the proposals set forth in this proxy statement. The persons named in the proxies will have discretionary authority to vote all proxies with respect to additional matters that are properly presented for action at the Annual Meeting.

Appraisal Rights

        No action is proposed at the Annual Meeting for which the laws of the state of Delaware or our Bylaws provide a right of our stockholders to dissent and obtain appraisal of or payment for such stockholder's common stock.

Revocability of Proxies

        Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time prior to the Annual Meeting. It may be revoked by filing with our Secretary at our principal executive office, 5405 Spine Road, Boulder, Colorado 80301, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Voting Your Shares

        Stockholder of Record:    If you are a stockholder of record, there are several ways for you to vote your shares, as follows:

  •
  Via the Internet: If you received a Notice of Internet Availability of Proxy Materials, you can access our proxy materials and vote online. Instructions to vote online are provided in the Notice.

  •
  By Telephone: You may vote your shares by calling the telephone number specified on your proxy card. You will need to follow the instructions on your proxy card and the voice prompts.

  •
  By Written Proxy: If you have received or requested a paper copy of the proxy materials, please date and sign the proxy card and return it promptly in the accompanying envelope.

  •
  In Person: All stockholders of record may vote in person at the Annual Meeting. For those planning to attend in person, we also recommend submitting a proxy card or voting by telephone or via the Internet to ensure that your vote will be counted if you later decide not to attend the meeting.

        Beneficial Owner:    If you are a beneficial owner, you should have received voting instructions from your broker, bank or other nominee. Beneficial owners must follow the voting instructions provided by their nominee in order to direct such broker, bank or other nominee as to how to vote their shares. The availability of telephone and Internet voting depends on the voting process of such broker, bank or nominee. Beneficial owners must obtain a legal proxy from their broker, bank or nominee prior to the Annual Meeting in order to vote in person.

Stockholder Proposals

        Proposals of stockholders that are intended to be presented at our 2020 Annual Meeting of Stockholders and to be included in our proxy materials for the meeting must be received by us not later than November 26, 2019, in order to be included in the proxy statement and proxy relating to that annual meeting.

        Notice of any stockholder proposal to be considered at our 2020 Annual Meeting but not included in our proxy materials, must be submitted in writing and received by us in the manner set forth in our Bylaws. In general, the Bylaws provide that such a notice must be delivered not later than 60 days and not earlier than 90 days prior to the first anniversary of this year's annual meeting date.

PROPOSAL 1—ELECTION OF DIRECTORS

        There are seven nominees for election to the Board. Each director elected will hold office until the 2020 Annual Meeting, or until his or her successor is elected and qualified, or until such director's earlier death, resignation, or removal. Our current director, Mr. James J. Ferris, was not nominated for re-election and will retire from the Board at the Annual Meeting. The Board did not re-nominate Mr. Ferris consistent with the retirement age policy set out in the Company's Corporate Governance Guidelines and has reduced the size of the Board from eight directors to seven directors, effective at the Annual Meeting.

        Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. Each of the nominees has consented to be named as a nominee and to serve as a director, if elected. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Corporate Governance and Nominating Committee of the Board may propose.

NOMINEES

        The names of the nominees and certain information about them are set forth below. In addition, we have included information about each nominee's specific experience, qualifications, attributes and skills that led our Board of Directors to conclude that the nominee should serve as a director of the Company, in light of our business and corporate strategy.

Name	Position	Age
Kevin T. Longe	Director, President and Chief Executive Officer	60
David C. Aldous	Director	62
Andrea E. Bertone	Director	57
Yvon Pierre Cariou	Director	73
Robert A. Cohen	Director	70
Richard P. Graff	Director	72
Clifton Peter Rose	Director	68

        Kevin T. Longe.    Mr. Longe became our President and Chief Executive Officer in March 2013. He has served as a director since joining the Company in July 2012 as our Chief Operating Officer. From March 2011 until agreeing to join the Company, Mr. Longe served as an executive of Sonoco, Inc., first as President of Sonoco's Thermo Safe business from March 2011 to March 2012 and then from March 2012 to July 2012 as a Vice President and General Manager with Sonoco's Protective Packaging Division. Prior to joining Sonoco, Mr. Longe served in various positions at Lydall, Inc., most recently (2007-2010) serving as president of its subsidiary, Lydall Performance Materials, Inc. Mr. Longe holds a B.B.A, with distinction, from The University of Michigan and an M.B.A, with distinction, from the J.L. Kellogg Graduate School of Management at Northwestern University.

        We believe it is important to have our Chief Executive Officer also serve as a director to properly align management's execution of our business objectives with the oversight and direction of the Board. Mr. Longe brings extensive operating and strategic planning and implementation experience from his leadership roles in other larger multinational companies. On the operations side, he brings deep experience in manufacturing, marketing and sales, supply-chain management, and talent development as well as strong financial analysis and management skills. In selecting Mr. Longe as the Company's Chief Executive Officer, the Board also focused on his strategic vision and planning expertise and teambuilding and leadership skills to grow the Company within its existing businesses and potentially through acquisitions.

        David C. Aldous.    Mr. Aldous was appointed by the Board as a director in July 2013. Since March 2012, he has served as the Chief Executive Officer and Director of Rive Technology Inc., a privately-held provider of solutions for diffusion-limited reactions to the energy, chemicals, biofuel and water industries. Prior to joining Rive Technology Inc., Mr. Aldous served as Chief Executive Officer and Director of Range Fuels Inc., a clean energy and biofuels company from January 2009 to February 2012. Mr. Aldous also was employed for more than 20 years by Royal Dutch Shell, most recently as Executive Vice President, Strategy and Portfolio and served as President of Shell Canada Products, where he led an $11 billion integrated oil business. He also served as President, CEO and Director at CRI/Criterion Inc., a $1 billion global catalyst company. Mr. Aldous has served on the Board of

Directors of a number of companies and joint ventures inside and outside Royal Dutch Shell. Mr. Aldous holds a B.S. in Fuels Engineering from the University of Utah and an M.B.A., with distinction, from the J.L. Kellogg Graduate School of Management at Northwestern University.

        The Board added Mr. Aldous as a member in 2013 to strengthen the Board's insight and experience in the energy and chemical processing industries, the primary end customer markets for NobelClad. His experience in the oil industry has been valuable as the Board considers how to best grow our DynaEnergetics business. With his over 30 years of corporate leadership experience in the energy, alternative energy, chemical and petrochemical industries, he brings extensive skills in strategic planning and corporate development, key focuses of the Board, in the industries in which the Company and its customers operate. As an acting chief executive officer, he also brings current and practical experience in leadership of global operations, financial analysis, project management, risk management, and health, environment, safety and security matters.

        Andrea E. Bertone.    Ms. Bertone was appointed as a director in February 2019. She brings to the Board nearly 20 years of senior management experience in the energy industry. From July 2009 to February 2016, Ms. Bertone served as President of Duke Energy International LLC ("Duke Energy"), then wholly owned by Duke Energy Corp, a North Carolina-based utility. Ms. Bertone led operations across South and Central America. Prior to serving as President of Duke Energy, Ms. Bertone spent nearly 10 years in increasing senior management roles with Duke Energy and its respective subsidiary companies. Prior to her time at Duke Energy, Ms. Bertone was Latin America counsel with Baker & McKenzie. Ms. Bertone also currently serves on the Board of Directors of Yamana Gold Inc. and Peabody Energy, Inc., where she serves on their audit committees. Ms. Bertone is a graduate of the University of São Paulo, Brazil, where she earned a juris doctorate degree, and Chicago-Kent College of Law, where she earned a master of laws degree. She also completed a finance program for senior executives at Harvard Business School.

        The Board added Ms. Bertone as a member in 2019 because of her board experience, her in depth experience with multinational companies operating in global markets and her significant expertise with respect to mergers and acquisitions. Ms. Bertone brings significant strategic and operational expertise acquired while operating large infrastructure assets throughout Latin America. She brings current and practical experience in leadership of global operations, financial analysis, project management, risk management, and health, environment, safety and security matters.

        Yvon Pierre Cariou.    Mr. Cariou was appointed director in 2006, and served as President and Chief Executive Officer of the Company from 2000 until his retirement in 2013. From November 1998 to March 2000, he was President and Chief Executive Officer of Astrocosmos Metallurgical Inc., a division of Mersen Group, which designs and fabricates process equipment for the chemical and pharmaceutical industries. From 1986 to 1998, Mr. Cariou was the lead executive with five different industrial, material science and manufacturing companies. Earlier in his career, he spent 15 years with Mersen Group, a global industrial components manufacturer, where he held various executive positions in France and the United States, including President of Carbone USA Corp.

        Having served as our President and Chief Executive Officer for over 12 years, Mr. Cariou has detailed knowledge of our operations and corporate strategy. In that role, he had primary accountability for accomplishing operational excellence and successfully achieving our corporate strategy. He led and implemented our acquisition of DynaEnergetics in late 2007, increased our share of the worldwide explosion cladding business and diversified the Company's business into oilfields products. From decades of leadership experience with global manufacturing companies, he brings both valuable "process" and "product" expertise and focus to the Board. Mr. Cariou is a graduate engineer from Ecole Nationale Superieure des Arts et Metiers, Paris and he obtained an M.B.A. from Fairleigh Dickinson University, Rutherford, New Jersey.

        Robert A. Cohen.    Mr. Cohen has served as a director since February 2011. He is the managing partner of Joranel LLC, a private investment and consulting firm serving institutional clients. Prior to joining Joranel in 2005, Mr. Cohen spent four years as president and Chief Executive Officer of Korea First Bank. Previously, Mr. Cohen worked for 25 years with Credit Lyonnais, including eight years as Chief Executive Officer of Credit Lyonnais USA. He taught economics and finance for 16 years at the Paris Institut Technique de Banque et Finance and the French School of Management (ESSEC). He is a graduate of Ecole Polytechnique in Paris and earned a doctorate in finance from the University Paris Dauphine.

        The Board added Mr. Cohen as a member in 2011 because of his extensive financial background and his management experience with multinational companies. From his four years serving as Chief Executive Officer of one of the largest banks in Korea as well as living in Korea and working with many Korean and Asian companies, he brings rich expertise in the Korean and other Asian markets. Many of the key fabricators and end-customers of the Company's explosion welding division are located in Korea and elsewhere in Asia, and the Company is focusing on this region for sales growth opportunities. His management experience also increases the depth of the Board's expertise in the areas of corporate governance, strategic planning and leadership, finance and risk management.

        Richard P. Graff.    Mr. Graff has served as a director since June 2007. He is a retired partner of PricewaterhouseCoopers LLP where, among other things, he served as the audit leader in the United States for the mining industry until his retirement in 2001. Mr. Graff began his career with PricewaterhouseCoopers LLP in 1973. Since his retirement, Mr. Graff has been an advisor to the mining industry and was a member of a Financial Accounting Standards Board task force for establishing accounting and financial reporting guidance in the mining industry. He represents a consortium of international mining companies and has provided recommendations to the International Accounting Standards Board on mining industry issues and to regulators on industry disclosure requirements. Mr. Graff serves on the board of directors of Yamana Gold Inc. (lead independent director) and Alacer Gold Corp. He received his undergraduate degree in Economics from Boston College and his post-graduate degree in Accounting from Northeastern University.

        With more than 35 years of experience in public company accounting, including as a partner with a "big four" public accounting firm and advising on public company accounting policy and practice in the mining industry, Mr. Graff brings substantial insight and experience to the Company, especially with regard to accounting and financial reporting matters for a company operating worldwide. Mr. Graff has served as a director on boards of public companies since 2005, and currently serves on the board of two other multinational public companies. His experience brings insight to the Board as to best practices with respect to accounting, corporate governance and other issues for multinational public companies.

        Clifton Peter Rose.    Mr. Rose has served as a director since November 2016. He is a senior advisor to Blackstone, the world's largest alternative asset manager. From 2007 to 2016, he was a senior managing director with Blackstone, and served as its global head of public affairs. Mr. Rose also spent 20 years with Goldman Sachs, where he was a managing director and held a variety of senior positions in government relations and media relations in Washington DC, New York and Hong Kong. Mr. Rose currently is vice chairman of Sard Verbinnen, one of the leading strategic communications firms in the United States. From 1983 to 1987 he was chief of staff to Congressman Mike Synar (D-Okla), and prior to that, a partner with the law firm of Williams and Jensen in Washington DC. Mr. Rose is a graduate of George Washington University and Yale Law School. He serves on the national board of the NAACP, where he also was on the search committee for its former CEO.

        The Board added Mr. Rose as a member in 2016 because of his extensive work with world-leading financial, investment banking and strategic communications firms. As the Company pursues its global growth initiatives, Mr. Rose's experience reviewing and analyzing acquisitions and investments at Blackstone and his over twenty years of communications experience will provide unique and valuable perspectives to the Board. This broad experience increases the depth of the Board's expertise in the areas of acquisition analysis, finance, strategic planning and leadership, and risk management.

Requisite Vote

        Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Abstentions and broker non-votes will not be counted as votes cast for purposes of this proposal and will have no legal effect on this proposal.

THE BOARD RECOMMENDS
A VOTE "FOR" EACH NAMED NOMINEE

Executive Officers

        The following individuals serve as our executive officers. Each executive officer is appointed by the Board and serves at the pleasure of the Board, subject to the terms of applicable employment agreements or arrangements as described under "Employment Agreements."

Name	Position	Age
Kevin T. Longe	President and Chief Executive Officer	60
Michael Kuta	Chief Financial Officer	44
Michelle Shepston	Vice President, Chief Legal Officer and Secretary	44
John Scheatzle	President, NobelClad	54
Ian Grieves	President and Managing Director, DynaEnergetics	50

        Kevin T. Longe.    Information regarding Mr. Longe, our President and Chief Executive Officer, is provided under Proposal 1 of this proxy statement under the caption, "Nominees."

        Michael Kuta.    Mr. Kuta joined the Company on March 31, 2014 as our Chief Financial Officer. From 2007 until joining the Company, Mr. Kuta served in various executive positions with The Lubrizol Corporation, most recently from September 2011 until March 2014 as its corporate controller. From September 2009 until assuming that position, he was the finance manager of Lubrizol's TempRite Engineered Polymers Business Unit, and before that served Lubrizol as a manager, treasury and capital markets and manager, external financial reporting. Before joining Lubrizol, Mr. Kuta also served in various financial and accounting positions with Lincoln Electric Company and Eaton Corporation. Mr. Kuta received a B.B.A. in Accounting from Kent State University and an M.B.A. from Case Western Reserve University.

        Michelle Shepston.    Ms. Shepston joined the Company on August 30, 2016 as our Vice President, Chief Legal Officer and Secretary. For the previous 16 years, Ms. Shepston was with Denver-based Davis Graham & Stubbs LLP, a leading regional law firm where she was a partner and practiced with the Corporate Finance and Acquisitions Group. Ms. Shepston brings to the Company expertise in securities law, mergers and acquisitions, cross-border equity and debt transactions, and contract negotiation and execution. She has advised public and private company boards on issues of fiduciary duty, risk management and oversight. She also has served a broad spectrum of corporate clients, including several in the energy and natural resource industries. She earned a J.D. from the University of Denver College of Law and a B.S. from the University of Illinois.

        John Scheatzle.    Mr. Scheatzle joined the Company on November 15, 2016 as president of the Company's NobelClad business. Prior to joining the Company, he spent the previous 19 years with Materion, an integrated manufacturer of advanced materials for the industrial and consumer products sectors. In his most recent role, he was vice president and general manager of Materion's Performance Alloys division. He was responsible for North American production facilities and the company's international sales and distribution centers. He also had oversight of the business' sales and marketing, research and development, manufacturing; quality, and environmental, health and safety functions. Before his tenure with Performance Alloys, Mr. Scheatzle was general manager of Materion's Ceramic

Products division. He also spent seven years with the consulting firm Accenture, where he was a senior manager and worked with clients in the consumer products, chemicals manufacturing, and metals industries. Mr. Scheatzle holds an M.B.A. with a concentration in marketing and manufacturing from Case Western Reserve University. He earned a B.S. in business administration from the University of Akron.

        Ian Grieves.    Mr. Grieves serves as President and Managing Director of DynaEnergetics, having previously served as Senior Vice President and General Manager of DynaEnergetics from his appointment in January 2013. From 2006 until joining the Company, Mr. Grieves was employed by Lydall Inc. as senior vice president of the company's performance materials division (2010-2013), and as vice president and general manager Europe of the company's filtration division (2006-2010). From 1995 to 2005, he was employed in various financial and general management positions with AAF International Inc., with his last position being that of vice president and general manager of AAF Europe (2003-2005). Mr. Grieves studied economics and graduated from the University of Sunderland, United Kingdom.

Board of Directors

Meeting Attendance

        Directors are encouraged to attend our Annual Meeting of Stockholders. All of our directors then in office attended the 2018 Annual Meeting of Stockholders.

        During the fiscal year ended December 31, 2018, the Board held nine meetings. During the fiscal year ended December 31, 2018, each of our directors attended more than 75% of the aggregate of (i) the number of meetings of the Board held during the period in which he was a director and (ii) the number of meetings of the committees on which he served.

Director Independence

        The Board has determined that seven of the eight current directors, Messrs. Aldous, Cariou, Cohen, Ferris, Graff and Rose and Ms. Bertone, are "independent" directors under the rules promulgated by the Securities and Exchange Commission ("SEC") and the applicable rules of the Nasdaq. In making its determinations of independence, the Board considered factors for each director such as other directorships, employment or consulting arrangements, and any relationships with our customers or suppliers. The Board also considered a review of transactions that occurred since the beginning of 2016 with entities associated with our directors or members of their immediate family. The Board determined that there were no related-party transactions or other relationships that needed to be considered in evaluating whether these directors are independent. Mr. Longe, our President and Chief Executive Officer is the only Board member nominated for re-election who is not independent based on these criteria.

        All current members of the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee are independent directors. Our independent directors hold regularly scheduled meetings in executive session, at which only independent directors are present.

Board Leadership Structure

        The Board does not have a prescribed policy on whether the Chairman and Chief Executive Officer positions should be separate or combined. The Company currently separates the positions of Chairman and Chief Executive Officer. Our Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while our Chairman of the Board oversees the Board, approves Board agendas and schedules, facilitates communication between the Chief Executive Officer and the rest of the Board and provides guidance to the Chief Executive Officer. We believe our Chief Executive Officer and Chairman have an excellent working relationship that allows the Chief Executive Officer to focus the requisite time and energy on the Company's businesses, people and growth opportunities.

        Our Board currently has seven independent members and only one non-independent member, the Chief Executive Officer. A number of our independent Board members are currently serving or have served as senior management of other public companies and are currently serving or have served as directors of other public companies. We believe that the number of independent, experienced directors, along with the independent oversight of the Board by our non-executive Chairman, benefits the Company and our stockholders.

        The Board assesses our Board leadership structure from time to time and makes changes when appropriate. We recognize that different board leadership structures are appropriate for companies in different situations. We believe our current leadership structure is the optimal structure for the Company at this time.

Board Committees

        The Board currently has an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and a Health, Safety, Security and Environment Committee. Each committee operates under a written charter, which sets forth the functions and responsibilities of the committee. A copy of the charter of each committee can be viewed on our website, www.dmcglobal.com.

MEMBERS OF THE COMMITTEES OF THE BOARD OF DIRECTORS AS OF MARCH 22, 2019

	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Health, Safety, Security and Environment Committee
INDEPENDENT DIRECTORS
David C. Aldous	Member	Member
Andrea E. Bertone	Member		Member
Yvon Pierre Cariou				Chair
Robert A. Cohen		Chair	Member
Richard P. Graff	Chair			Member
James J. Ferris(1)	Member	Member	Member
Clifton Peter Rose		Member	Chair
NON-INDEPENDENT DIRECTORS
Kevin T. Longe				Member

(1)
Not standing for re-election at our 2019 annual general meeting.

  The Audit Committee

        The Audit Committee meets with our independent registered public accounting firm at least four times a year to review quarterly financial results and the annual audit, discuss financial statements and related disclosures, and receive and consider the accountants' comments as to internal control over financial reporting, adequacy of staff and management performance and procedures in connection with the annual audit and internal control over financial reporting. The Audit Committee also appoints the independent registered public accounting firm. The Audit Committee currently consists of four directors, each of whom is a non-employee director that the Board has determined to be "independent" as that concept is defined in Section 10A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the rules promulgated by the SEC thereunder, and the applicable rules of the Nasdaq. The Audit Committee has determined that Mr. Graff qualifies as an "audit committee financial expert" under the rules of the SEC.

        The Charter of the Audit Committee requires the Audit Committee be comprised of three or more independent directors, at least one of whom qualifies as an "audit committee financial expert" as defined in Item 407(d)(5) of SEC Regulation S-K. The Charter of the Audit Committee charges the Audit Committee with the primary responsibility of reviewing the Company's compliance with the Code of Ethics and Business Conduct ("Code of Ethics") as it relates to financial statement and reporting issues and related party transactions that would be required to be disclosed pursuant to Item 404 of SEC Regulation S-K.

        During 2018 the Audit Committee met six times.

  The Compensation Committee

        The Compensation Committee makes recommendations concerning salaries, incentive compensation and equity-based awards to employees and non-employee directors under our stock incentive plan and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is also responsible for reviewing and approving the Compensation Discussion and Analysis included in the Company's proxy statement. The Compensation Committee has authority to retain such compensation consultants, outside counsel and other advisors as the Compensation Committee in its sole discretion deems appropriate. The Compensation Committee is currently composed of four directors, each of whom is a non-employee director that the Board has determined to be "independent" under SEC and Nasdaq rules.

        During 2018 the Compensation Committee met four times.

  The Corporate Governance and Nominating Committee

        The Corporate Governance and Nominating Committee recommends director nominees and sets corporate governance policies for the Board and Company. The Corporate Governance and Nominating Committee currently has four directors, each of whom is a non-employee director that the Board has determined to be "independent" under the SEC and Nasdaq rules. The main purposes of this Committee are (i) to identify and recommend individuals to the Board for nomination as members of the Board and its committees; (ii) to develop and recommend to the Board corporate governance principles applicable to the Company; (iii) to oversee the Board's annual evaluation of its performance; (iv) in coordination with the Audit Committee, review compliance with the Company's Code of Ethics, and; (v) to undertake such other duties as the Board may from time to time delegate to the Committee.

        The Corporate Governance and Nominating Committee held four meetings during 2018.

  The Health, Safety, Security and Environment Committee

        The Health, Safety, Security and Environment Committee ("HSSE Committee") reviews the Company's performance in meeting its health, safety, security and environmental objectives and facilitates the Board's oversight of these critical operational issues. The Committee's responsibilities with respect to security matters include cybersecurity and data privacy and security generally. The HSSE Committee is currently comprised of two non-employee directors whom the Board has determined are "independent" under SEC and Nasdaq rules, our CEO, and the Company's vice president, corporate health, safety, security and environment and its chief information officer.

        The HSSE Committee met five times during 2018.

 Corporate Governance

  Compensation Committee Interlocks and Insider Participation

        We do not have any interlocking relationships between any director who currently serves or served during 2018 as a member of our Compensation Committee and any of our executive officers that would require disclosure under the applicable rules promulgated under the U.S. federal securities laws.

  Corporate Governance Guidelines

        DMC is committed to sound principles of corporate governance. Our Board has adopted Corporate Governance Guidelines prepared by the Corporate Governance and Nominating Committee. Among other things, the guidelines provide that directors should serve no longer than a total of 15 years as a non-employee director or after the director's 75th birthday. Our Board periodically, and at least annually, reviews and revises the Corporate Governance Guidelines, as appropriate, to ensure that they reflect our Board's corporate governance objectives and commitments. Our Corporate Governance Guidelines are available on the Company's website at www.dmcglobal.com.

  Stock Ownership Guidelines

        We have stock ownership guidelines applicable to our directors and named executive officers. For a descriptions of these guidelines, please see "Compensation Discussion and Analysis- Stock Ownership Guidelines."

  Pledging and Hedging Policies

        Our directors, officers and employees are prohibited from using any strategies or products (such as derivative securities or short-selling techniques) to hedge against potential changes in the value of DMC common stock. In addition, our directors, officers and employees are prohibited from holding DMC securities in a margin account or pledging DMC securities as collateral for a loan.

  Code of Ethics and Business Conduct

        We have adopted a Code of Ethics that applies to all members of our Board and all of our employees, including our principal executive officer, principal financial officer, principal accounting officer and all other senior members of our finance and accounting departments. We require all employees to adhere to our Code of Ethics in addressing legal and ethical issues encountered in conducting their work. Our Board periodically, and at least annually, reviews and revises our Code of Ethics, as appropriate. A copy of our Code of Ethics is available on our website, www.dmcglobal.com.

  Risk Oversight

        Our senior management manages the risks facing the Company under the oversight and supervision of the Board. The Company has a global Enterprise Risk Management ("ERM") team, which is comprised of senior management in key business areas and Mr. Yvon Cariou in his capacity as an independent director. The ERM team employs a proactive approach to reviewing and analyzing current and potential risks facing the Company, and reports to the Board regarding the ERM process and risk findings on a quarterly basis. While the full Board is ultimately responsible for risk oversight at our Company, two of our Board committees assist the Board in fulfilling its oversight function in certain areas of risk. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk in the areas of financial reporting, including cybersecurity and other risks related to the Company's computerized information system controls and security, and internal controls. The HSSE Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks related to operations, including health, safety, security (including cybersecurity and data privacy and security generally) and environment. Other general business risks such as economic and regulatory risks are monitored by the full Board.

  Compensation Risk Assessment

        Our Compensation Committee, with the assistance of management, reviews on an annual basis our compensation programs and considers whether they encourage excessive risk-taking by employees at the expense of long-term Company value. The Compensation Committee believes that the design of our compensation program, which includes a mix of annual and long-term incentives (a substantial portion of which are performance based) and cash and equity awards, along with our stock ownership guidelines and clawback policy, provide an appropriate balance between risk and reward and do not motivate imprudent risk-taking. As a result, we do not believe that our compensation policies are reasonably likely to have a material adverse effect on the Company.

  Director Nominations

        The Company does not have a formal policy regarding the consideration of director candidates recommended by stockholders; however, the Corporate Governance and Nominating Committee reviews recommendations and evaluates nominations received from stockholders in the same manner that potential nominees recommended by Board members, management or other parties are evaluated. Stockholders may nominate persons for election to the Board in accordance with our Bylaws. Any stockholder nominations proposed for Board consideration should include the nominee's name and qualifications for Board membership and should be mailed to DMC Global Inc., c/o Corporate Secretary, 5405 Spine Road, Boulder, Colorado 80301.

        Qualifications for consideration as a director nominee may vary according to the particular area of expertise being sought as a complement to the existing Board composition. However, in making its nominations, the Corporate Governance and Nominating Committee considers, among other things, an individual's skills, attributes and functional, business and industry experience, financial background, breadth of knowledge about issues affecting our business, integrity, independence, diversity of experience, leadership, ability to exercise sound and ethical business judgement and time available for meetings and consultation.

        Diversity along multiple dimensions is an important element of the Corporate Governance and Nominating Committee's consideration of nominees. While diversity is evaluated in a broad sense based on experience, background and viewpoint, the Corporate Governance and Nominating Committee recognizes that DMC serves diverse communities and customers, and believes that the composition of our Board should appropriately reflect this diversity. Accordingly, the Corporate Governance and Nominating Committee also considers other aspects of diversity, including gender, race and ethnicity. The Corporate Governance and Nominating Committee is committed to seeking highly qualified women and individuals from minority groups to include in the pool of nominees and instructs any third-party search firm to consider these elements accordingly.

        For new nominees, the Corporate Governance and Nominating Committee may also consider the results of the nominee's interviews with directors and/or other members of senior management as the Corporate Governance and Nominating Committee deems appropriate.

  Communications with the Board

        The Board believes that it is important for stockholders to have a process to send communications to the Board. Accordingly, stockholders desiring to send a communication to the Board, or to a specific director, may do so by delivering a letter to our Secretary at DMC Global Inc., c/o Corporate Secretary, 5405 Spine Road, Boulder, Colorado 80301. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Stockholder—Board Communication" or

"Stockholder—Director Communication." All such letters must identify the author as a stockholder and clearly state whether the intended recipients of the letter are all members of the Board or specified individual directors. The Secretary will open such communications and make copies and then circulate them to the appropriate director or directors.

  Annual Board Assessments

        In order to monitor and improve its effectiveness, and to solicit and act upon feedback received, the Board engages in a formal self-evaluation process. The Board believes that in addition to serving as a tool to evaluate and improve performance, evaluations can serve several other purposes, including the promotion of good governance, integrity of financial reporting, reduction of risk, strengthening of the Board-management partnership, and helping set and oversee Board expectations of management. The Board takes a multi-year perspective to identify and evaluate trends and assure itself that areas identified for improvement are appropriately and timely addressed. As part of the Board's evaluation process, directors consider various topics related to Board composition, structure, effectiveness and responsibilities and the overall mix of director skills, attributes, experience and backgrounds. While the Board conducts a formal evaluation annually, the Board considers its performance and that of its committees continuously throughout the year and shares feedback with management.

PROPOSAL 2—NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

        The Company's record performance in 2018 is the result of our substantial efforts over the past five years to restructure and reposition DMC. We believe our executive compensation program has played a critical role in retaining the key members of our management team and motivating them to focus on the creation of long-term stockholder value.

        Pursuant to Section 14A of the Exchange Act and SEC Rule 14a-2(a), we are providing our stockholders the opportunity to vote on a non-binding advisory resolution to approve the compensation of our named executive officers ("Say on Pay") which is described in this Proxy Statement. Currently, we are providing these advisory votes on an annual basis. In considering your vote on this proposal, we encourage you to review all of the relevant information in this proxy statement, including the Compensation Discussion and Analysis, the compensation tables, and the rest of the narrative disclosures regarding our compensation arrangements.

        Following the 2019 Annual Meeting, the next advisory Say-on-Pay vote is anticipated to be held at our 2020 Annual Meeting of Stockholders.

        Our Board strongly endorses the Company's executive compensation program and recommends that stockholders vote in favor of the following advisory resolution:

          "RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the Company's proxy statement is hereby APPROVED."

Requisite Vote

        The advisory vote on the compensation of our named executive officers will be approved by the majority of votes cast on this proposal. Abstentions and broker non-votes will not be counted as votes cast on the proposal. Our Board and our Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when considering future decisions on the compensation of our named executive officers. However, this say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board.

THE BOARD RECOMMENDS
A VOTE "FOR" APPROVAL OF PROPOSAL 2.

 PROPOSAL 3—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board has selected Ernst & Young LLP ("EY") as our independent registered public accounting firm for the fiscal year ending December 31, 2019. EY has been so engaged since 2002.

        The Audit Committee is responsible for the appointment, compensation, retention and oversight of the Company's independent registered public accounting firm retained to audit the Company's consolidated financial statements. In accordance with its commitment to sound corporate governance practices, the Audit Committee reviews whether it is in the Company's best interests to rotate the Company's independent registered public accounting firm. In fulfilling its oversight responsibility, the Audit Committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters, performance of the independent auditors and the extent to which the independent registered public accounting firm may be retained to perform non-audit services. The Audit Committee and its Chair are also directly involved with the selection, review and evaluation of the lead engagement partner and the negotiation of audit fees. The Audit Committee reviews the performance of the independent registered public accounting firm annually. In conducting its review, the Audit Committee considered, among other things:

  •
  EY's historical and recent performance on the Company's audit, including the extent and quality of EY's communications with the Audit Committee;

  •
  The appropriateness of EY's fees;

  •
  EY's tenure as our independent auditor and its depth of understanding of our global operations and business, operations and systems, accounting policies and practices, including the potential effect on the financial statements of the major risks and exposures facing the Company, and internal control over financial reporting;

  •
  EY's demonstrated professional integrity and objectivity, including through rotation of the lead audit partner and other key engagement partners;

  •
  EY's capabilities and expertise in handling the breadth and complexity of our global operations, and

  •
  The advisability and potential impact of selecting a different independent accounting firm.

        Ratification of the selection of EY by stockholders is not required by law. However, as a matter of internal policy and good corporate governance, such selection is being submitted to the stockholders for ratification at the Annual Meeting, and it is the present intention of the Board to continue this policy. If the stockholders do not ratify this appointment, the Audit Committee will reconsider whether to retain EY. If the selection of EY is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of the Company and its stockholders.

        We expect that a representative of EY will be present at the Annual Meeting and will be available to respond to appropriate questions.

        The Company paid the following fees to EY for the audit of the consolidated financial statements and for other services provided in the years ended December 31, 2018 and 2017.

	2018	2017
Audit Fees	$1,011,140	$1,081,750
Tax Fees(1)	$709,469	$495,853

Total Fees	$1,720,609	$1,577,603

(1)
Includes fees related to federal and state tax compliance, tax advice and tax planning.

Audit Committee Pre-Approval Policies and Procedures

        In accordance with the SEC's rules requiring the Audit Committee to pre-approve all audit and non-audit services provided by our independent auditor, the Audit Committee has adopted a formal policy on auditor independence requiring the approval by the Audit Committee of all professional services rendered by our independent auditor prior to the commencement of the specified services. The Audit Committee approved all services performed by EY in 2018 in accordance with our formal policy on auditor independence.

Requisite Vote

        The selection of our auditors will be ratified if the number of votes cast in favor of the proposal exceeds the votes cast opposing the proposal. Abstentions and broker non-votes will not be counted as votes cast on the proposal.

THE BOARD RECOMMENDS
A VOTE "FOR" APPROVAL OF PROPOSAL 3.

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, that might incorporate future filings, including this proxy statement, in whole or in part, the following Audit Committee Report and the Compensation Committee Report shall not be deemed to be "Soliciting Material," and are not deemed "filed" with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filings.

 REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        As of December 31, 2018, the Audit Committee of DMC Global Inc. (the "Company") was comprised of Messrs. Richard P. Graff (Chairman), David C. Aldous and James J. Ferris each of whom the Board of Directors of the Company has determined to be independent as that concept is defined in Section 10A of the Exchange Act, the rules promulgated by the SEC thereunder; and the applicable rules of the Nasdaq. The Audit Committee has adopted a Charter that describes its responsibilities in detail. The Charter is available on the Company's website at www.dmcglobal.com.

        The primary responsibility for financial and other reporting, internal controls, compliance with laws and regulations, and ethics rests with the management of the Company. The Audit Committee's primary purpose is to oversee the integrity of the accounting and financial reporting process, the audits of the Company's financial statements and the processes designed to ensure that the financial statements adequately represent the Company's financial condition, results of operations and cash flows. These responsibilities include oversight of (i) the integrity of the Company's financial statements; (ii) the Company's compliance with legal and regulatory requirements; (iii) the external auditors' qualifications and independence; and (iv) the performance of the Company's internal and external audit functions. The Committee is also responsible for understanding the Company's internal control structure and areas that represent high risk for material misstatement of the financial statements. Additional information regarding the Audit Committee's role in corporate governance can be found in the Audit Committee's Charter.

        As required by the Charter of the Audit Committee, the Audit Committee reviewed and discussed the Company's audited financial statements with the Company's management. The Audit Committee has also discussed with Ernst & Young LLP ("EY"), the Company's independent registered public accounting firm, the matters required to be discussed by the Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board. The Audit Committee has received from EY the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and the Audit Committee has discussed with EY that firm's independence. Based upon these discussions and the Audit Committee's review, the Audit Committee recommended to the Board of Directors that the Company include the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2018.

Audit Committee Members:
Richard P. Graff, Chairman David C. Aldous James J. Ferris

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis describes our compensation practices and the executive compensation policies, decisions and actions of our Compensation Committee with respect to the compensation of our Chief Executive Officer, Chief Financial Officer and the Company's three other most highly compensated executive officers (our named executive officers or NEOs) during 2018, as follows:

Name	Position
Kevin T. Longe	Chief Executive Officer
Michael Kuta	Chief Financial Officer
Michelle Shepston	Vice President, Chief Legal Officer and Secretary
John Scheatzle	President, NobelClad
Ian Grieves	President and Managing Director, DynaEnergetics

Executive Summary

2018 Company Performance

        2018 was a record year for DMC. The recovery in global energy markets that began in 2017 continued in 2018, but with persisting end-market uncertainty, pricing pressures and volatility in the energy industry, including a more than 40% decrease in oil prices during the fourth quarter of 2018. In the face of these challenges, DMC delivered record revenues and Adjusted EBITDA*, while achieving substantial market share growth and completing a landmark capacity expansion at its DynaEnergetics business. The Company's record 2018 performance was made possible by its significant efforts over the past five years to restructure and reposition DMC. Highlights from these accomplishments include:

•

Total revenues increased 69% between 2017 and 2018 primarily due to record sales of $237.4 million in DynaEnergetics. The increase was driven by market share growth of its factory-assembled DynaStage system and increased activity levels in the North American unconventional well-completions sector, including increased well-stage counts; higher completion intensity and longer laterals. Additionally, NobelClad's sales increased 24% between 2017 and 2018 due to successfully landing several large projects in the downstream chemicals markets and higher volume in its core repair and maintenance business.

• Consolidated gross profit percentage was 34%, an increase from 2017 gross profit percentage of 31%.

• Adjusted EBITDA increased from $23.1 million in 2017 to a record $59.6 million in 2018; a 158% year-over-year increase.

•

We strengthened our financial position in 2018 while completing substantial investments in our DynaEnergetics business with the Blum expansion project. Our leverage ratio improved to 0.7 at the end of 2018 from 0.8 at the end of 2017. Net debt* (lines of credit less cash and cash equivalents) was $28.0 million at the end of 2018 versus $9.0 million at December 31, 2017.

•
Our significant investment in research, technology and application development programs has led to several new product introductions that have enabled more efficient, reliable and cost-effective perforating systems for our customers. This fueled strong demand and continued record growth at DynaEnergetics, particularly for the DynaSelect detonator and factory-assembled DynaStage system. These products generate the majority of DynaEnergetics total sales.

•
In the fourth quarter of 2018, DynaEnergetics completed construction of 74,000 square feet of new manufacturing, assembly and administrative space on its existing site in Blum, Texas, which substantially increased DynaEnergetics' component manufacturing and DynaStage assembly capacity. During the first half of 2018, DynaEnergetics added a second automated DynaSelect detonator line at its facility in Troisdorf, Germany.

•
Our NobelClad business continued to make important progress establishing new commercial uses for explosion-welded plate. During the year, progress was made in further penetrating our successful railcar business with several additional applications in development. In addition, an exclusive worldwide distribution agreement was completed with Spur Industries, adding rollbond products to our product offerings. NobelClad also completed the final phase of the consolidation of its European manufacturing into its production facility in Liebenscheid, Germany.

*
Adjusted EBITDA is a non-GAAP (generally accepted accounting principles) measure and is defined as follows: EBITDA is defined as net income plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation, restructuring and impairment charges and, when appropriate, other extraordinary items that management does not utilize in assessing DMC's or the relevant business unit's operating performance. Net debt is a non-GAAP measure and is defined as total debt less cash and cash equivalents. Adjusted EBITDA and net debt for a relevant fiscal year are the same as reported in the Company's Form 10-K for that period. For a reconciliation of Adjusted EBITDA to the most directly comparable generally accepted accounting principle measure, refer to Item 7—Management's Discussion and Analysis of Financial Condition and Results of Operations from our Annual Report on Form 10-K for the year ended December 31, 2018.

•
Our total stockholder return ("TSR") relative to the compensation peer group identified below was at the 100th percentile over one year, at the 99th percentile over three years and at the 86th percentile over five years:

Total Shareholder Return to Compensation Peer Group

2018 Compensation

        The following pay decisions were made in 2018:

  •
  Base Salary: Base salaries were increased for the first time in four years, with adjustments made for strong individual and company performance and for Messrs. Longe, Kuta and Grieves, to address salaries below market levels.

  •
  Annual Incentive: Target bonus payout opportunities were unchanged from 2017. Our 2018 annual incentive plan was based on our (i) DMC or business unit performance against pre-determined Adjusted EBITDA as a percentage of revenues goals and (ii) individual performance. Messrs. Longe and Kuta and Ms. Shepston earned bonus payouts of approximately 150% of their target payout opportunity based on DMC's Adjusted EBITDA as a percentage of revenues and their respective individual performance. Messrs. Grieves and Scheatzle earned a bonus payout of 155% and 84% of target, respectively, based on their respective business unit's Adjusted EBITDA as a percentage of revenues and their respective individual performance.

  •
  Long-Term Incentive Grants: The Committee approved the grant of time-vested restricted stock or restricted stock units (RSUs) and performance vested performance share units (PSUs).

  •
  Long-Term Incentive Payouts: Performance-vested restricted stock and RSUs granted on February 19, 2015 vested on February 19, 2018 based on achievement of average Adjusted EBITDA* over 2015-2016 of $11.1 million against a pre-established two-year performance goal of $37.0 million and a relative two-year TSR of the Company's shares in 2015 and 2016 5% below the TSR of shares of the Company's peer group during this period. As a result, Messrs. Longe, Kuta and Grieves earned 62.3% of the target shares under these grants.

  Pay and Performance Alignment

        Our compensation philosophy is strongly aligned with our performance. Our financial and stock price performance was very strong in 2018. A peer group comparison of TSR performance to CEO compensation reported on the Summary Compensation Table clearly demonstrates this alignment.

        Below is a comparison of our three-year TSR percentile rank and three-year aggregate CEO compensation percentile rank relative to our compensation peer group. Our three-year TSR is at the

99th percentile while the aggregate compensation granted to our CEO over the last three years (as reported on the Summary Compensation Table) is at the 70th percentile of our peer group.

  Reported vs. Realized Compensation

        The amount our CEO realized in each of the last three years as compared to the amount reported on the Summary Compensation Table was significantly lower for all but the most recent year. The majority of our CEO's compensation, like our other NEOs, is "at risk" and subject to achievement of performance goals.

        Reported compensation represents total compensation reported on the Summary Compensation Table, which includes base salary, annual incentive plan payouts, all other compensation and the grant date fair value of equity awards. Realized compensation includes base salary, annual incentive plan payouts, all other compensation and the value realized upon vesting of stock awards.

2018 Say-on-Pay Results

        Although the advisory vote on executive compensation is not binding, the Board of Directors gives significant weight to the outcome of the vote and responds accordingly. Our 2018 compensation structures were largely unchanged from 2017 based on the feedback of proxy advisory firms and stockholders on our 2017 compensation arrangements. At the 2018 Annual Meeting of Stockholders, 88% of stockholders voted "yes" on the advisory vote on executive compensation. Following the vote and throughout 2018, the management team continued its communications with stockholders, engaging in over 190 meetings with investors in the U.S. and Europe during 2018, and no significant compensation matters were raised as a concern by investors.

        The Compensation Committee has analyzed the 2018 vote and stockholder feedback for 2018 and believes that stockholders responded favorably to the 2017 compensation program generally. The Compensation Committee recognizes the ever-evolving compensation and governance landscape and will continue to review its practices and solicit stakeholder feedback on these issues.

Good Governance and Best Practices

        The Company remains committed to providing compensation that is not only aligned with performance but also embraces best practices and governance appropriate to our growing company. Below are features of our executive compensation program that reflect these goals:

What We Do	What We Don't Do
☑ Observe Core Executive Compensation Principles Designed to Promote Stockholder Value

☑ Align Performance Measures with Business Objectives (with sufficient stretch to motivate and incentivize management without creating undue risks for the Company)

☑ Pay for Performance (with more than 60% of total direct compensation for our CEO being performance-based)

☑ Limit Perquisites

☑ Maintain Robust Stock Ownership Requirements

☑ Maintain a Compensation Recoupment Policy

☑ Maintain Multi-Year Vesting for Equity Awards

☑ Require Minimum Vesting Schedule under our Equity Incentive Plan

☑ Monitor for Risk-Taking Incentives

☑ Engage an Independent Compensation Consultant

☒ No "Single-Trigger" Change-of-Control Severance Benefits

☒ No Pledging of our Common Stock by Executive Officers

☒ No Hedging Transactions

☒ No Evergreen Provision in Equity Incentive Plan

☒ No Liberal Share Recycling under Equity Incentive Plan

☒ No Liberal Definition of Change-of-Control

☒ No Defined Benefit Plans for Executive Officers

  Philosophy and Objectives

        Our compensation philosophy and objectives are to: (i) provide a compensation program that attracts, motivates, and retains high-caliber leadership talent; (ii) offer compensation opportunities that are competitive with those provided by other comparable U.S. public companies as determined by our market research; (iii) create incentive compensation opportunities that emphasize the importance of achieving both short-term performance measures (i.e., annual) and long-term financial and strategic goals; and (iv) sponsor performance pay programs that are linked to stockholder value.

  Compensation Mix

        The primary elements of our 2018 executive compensation program included:

  •
  Base salary;

  •
  An annual incentive bonus based on achievement of quantitative and qualitative performance objectives;

  •
  Grants of time-vested restricted stock or RSUs; and

  •
  Grants of PSUs.

2018 compensation for the named executive officers was allocated between base salary, annual incentive compensation and longer-term awards as follows:

(1)
Annual incentive percentages are amounts actually paid under annual incentive awards granted in 2018.

(2)
The long-term equity-based percentages are calculated using amounts disclosed in the "Grants of Plan-Based Awards" table assuming PSUs are granted at target payouts.

        The Company believes its compensation mix of base salary, short-term incentives and long-term incentives continues to support its a strong pay-for-performance philosophy. For example, for 2018, at-risk compensation (i.e., excluding base salary) for our CEO was 74% and for other NEOs averaged 59% of total compensation.

  Pay Benchmarking Approach

        The Compensation Committee does not target a specific level of pay but reviews market practices annually to understand competitive practices. The Committee considers many factors in determining compensation including Company performance, individual performance, the experience and potential of each officer and other relevant factors. For 2018, as in prior years, the Committee determined long-term incentive grants based on a fixed number of shares rather than a targeted dollar value. The Committee may change its approach to determining long-term incentive grants in the future if needed to ensure DMC maintains a fully competitive executive compensation program.

        The compensation consultant engaged by the Compensation Committee, Pearl Meyer & Partners, LLC ("Pearl Meyer"), assisted the company in developing and reviewing compensation data of the compensation peer group as well as general industry survey data published by third parties. The Committee believes peer group and general industry data provide a broader pay perspective than peer group data alone. This market data is also used to understand executive compensation program design best practices. Finally, the peer group financial data is used to assess DMC's performance and allows the Committee to design its executive compensation programs supports a pay-for-performance approach.

        The Compensation Committee evaluates the appropriateness of each NEO's compensation taking into account Company and business unit performance, job scope, individual performance, time in position, and other relevant factors. To the extent the Compensation Committee deems the compensation level associated with a NEO's position versus the market to not be aligned with the relevant factors, the Compensation Committee may choose to modify one or more of the NEO's compensation components.

Compensation Peer Group

        As a regular part of our executive compensation review process, the Compensation Committee reviews the peer group at least annually for its continued appropriateness, considering market changes or industry consolidations, the relative size, profitability, business cycle and complexity of operations of such peer companies. For 2018, our compensation peer group, for purposes of determining market compensation levels, pay practices, and relative performance, was as follows:

Ampco-Pittsburgh Corp.	Hardinge Inc.(1)	Rudolph Technologies Inc.
Aspen Aerogels, Inc.	Hurco Companies Inc.	SAExploration Holdings, Inc.
Broadwind Energy, Inc.	ION Geophysical Corporation	SIFCO Industries Inc.
CECO Environmental Corp.	Kadant Inc.	The L.S. Starrett Company
Dawson Geophysical Company	Key Technology, Inc.(1)	Twin Disc, Incorporated
Electro Scientific Industries Inc.(2)	Natural Gas Services Group Inc.	USA Compression Partners, LP
Graham Corporation	Perma-Pipe International Holdings, Inc.

(1)
Key Technology, Inc. and Hardinge Inc. were acquired in 2018.

(2)
Electro Scientific Industries Inc. was acquired in 2019.

Elements of Compensation

Base Salary

        Base salary is evaluated each year after reviewing each NEO's performance, peer group compensation data, and other sources of market data. If it is determined that changes are necessary or desirable, base salaries are generally adjusted once each year near the beginning of the year.

        In light of the more difficult economic environment in the oil and gas industry, one of the Company's key markets, the Board froze salaries for named executive officers in 2015, 2016 and 2017. In 2018, NEO salaries were increased as follows:

Name	Title	2017 Salary	2018 Salary	Percentage Increase
Kevin T. Longe	President and Chief Executive Officer	$440,750	$510,000	29.3%
Michael Kuta	Chief Financial Officer	$275,000	$320,000	16.4%
Michelle Shepston	Vice President and Chief Legal Officer	$260,000	$270,000	3.8%
John Scheatzle	President, NobelClad	$265,000	$275,000	3.8%
Ian Grieves	President and Managing Director, DynaEnergetics	€225,000	€235,000	4.3%

        Base salaries were increased for the first time in four years, with adjustments made for strong individual and company performance. For Messrs. Longe and Kuta increases were also made to address salaries that were substantially below market levels.

Annual Incentive

  Overview

        The annual incentive plan for the NEOs consists of a quantitative company performance component and a qualitative individual component. The company performance component at target is 70% of the total bonus, and the qualitative individual component is 30%. Minimum, target, and maximum payments are set for each component, as well as for the total bonus. The structure for each NEO is as follows:

NEO/Position	Company Quantitative Performance Component	Individual Qualitative Performance Component	Threshold as Percentage of Base Pay	Target as a Percentage of Base Pay	Maximum Total Bonus as a Percentage of Base Pay	Maximum Company Performance Incentive as Percentage of Base Pay	Maximum Individual Performance Incentive as a Percentage of Base Pay
Kevin T. Longe President/ CEO	70%	30%	-0-%	100%	180%	126%	54%
Michael Kuta CFO	70%	30%	-0-%	60%	108%	76%	32%
Michelle Shepston Chief Legal Officer	70%	30%	-0-%	40%	72%	50%	22%
John Scheatzle President, NobelClad	70%	30%	-0-%	40%	72%	50%	22%
Ian Grieves President and Managing Director, DynaEnergetics	70%	30%	-0-%	40%	72%	50%	22%

  Company Performance Component—2018

        For Mr. Longe (CEO), Mr. Kuta (CFO) and Ms. Shepston (Chief Legal Officer), the company performance component of the annual incentive plan is based on Adjusted EBITDA* of DMC as a percentage of revenue. Adjusted EBITDA* is a non-GAAP (generally accepted accounting principles) measure that we believe provides an important indicator of our ongoing performance and that we use in operational and financial decision-making. Under our annual incentive plan, as Adjusted EBITDA*

as a percentage of revenue increases, the size of the company performance incentive earned increases (and vice versa). For 2018, the award matrix was as follows:

DMC Global Inc.
(Revenue and Adjusted EBITDA* in Millions)

Revenue	$185	$207.5	$225	$242.5	$260	$275	$290	$310	$325
Adjusted EBITDA	$22.5	$28.3	$34.0	$40.1	$46.7	$51.9	$57.4	$63.8	$69.8
Payout Percentage	0%	22%	44%	67%	92%	112%	133%	157%	180%

        For Messrs. Longe and Kuta and Ms. Shepston, the Company's 2018 Adjusted EBITDA* of $59.6 million, which was 18% of total revenue, resulted in an 142% quantitative payout percentage.

        For John Scheatzle, the President of NobelClad, and Ian Grieves, the President and Managing Director of DynaEnergetics, the company performance component of the annual incentive plan is a sliding scale based on Adjusted EBITDA* as a percentage of revenue specific to their business unit.

NobelClad
(Revenue and Adjusted EBITDA* in Millions)

Revenue	$65	$75	$80	$85	$90	$95	$100	$110	$115
Adjusted EBITDA	$6.5	$8.2	$9.4	$10.7	$12.2	$13.5	$15.0	$17.3	$19.0
Payout Percentage	0%	24%	42%	61%	82%	102%	123%	156%	180%

DynaEnergetics
(Revenue and Adjusted EBITDA* in Millions)

Revenue	$120	$132.5	$145	$157.5	$170	$180	$190	$200	$210
Adjusted EBITDA	$24.0	$28.2	$32.6	$37.4	$42.5	$46.4	$50.4	$54.5	$58.8
Payout Percentage	0%	21%	45%	69%	96%	116%	136%	158%	180%

        For the quantitative portion of the incentive bonus that may be awarded to Messrs. Scheatzle and Grieves, the Compensation Committee also provided a bonus multiplier of +/- 10% (but not to increase payment beyond the 180% maximum of the potential bonus). The multiplier is based on the number of days by which NobelClad (in the case of Mr. Scheatzle) or DynaEnergetics (in the case of Mr. Grieves) increases or decreases its average working capital cash collection cycle during 2018 from targets established by management.

        For Mr. Scheatzle, NobelClad's 2018 Adjusted EBITDA of $10.8 million, which was approximately 12% of NobelClad revenue, resulted in a 63% quantitative payout percentage. For Mr. Grieves, DynaEnergetics 2018 Adjusted EBITDA of $58.8 million, which was approximately 25% of DynaEnergetics revenue, resulted in a 145% quantitative payout percentage. The bonus multiplier, which is based on pre-established working capital metrics, did not impact the payout percentages for either Mr. Scheatzle or Mr. Grieves.

  Individual Performance Component for 2018

        The Compensation Committee considers the individual performance of each named executive officer during the performance period. With respect to 2018, the Compensation Committee considered the contribution of each named executive officer to the Company performance milestones listed in the Executive Summary of this Compensation Discussion and Analysis, and other individual achievements. Based on these accomplishments, the Compensation Committee determined that the percentage multiple for Mr. Longe, Mr. Kuta and Ms. Shepston was 170%. For Mr. Scheatzle, the Compensation Committee considered various factors, including Mr. Scheatzle's leadership in strengthening the NobelClad team and his efforts in furthering the European consolidation and driving application development in a continuing difficult market, and determined a percentage multiple of 130%. For Mr. Grieves, the Compensation Committee acknowledged the growth and accomplishments at DynaEnergetics, including record sales of $237.4 million, market share growth of DynaSelect and DynaStage and contributions to improved gross profit, and determined a percentage multiple of 180%.

  Results for Combined Performance Components—2018

Executive	Base Pay	Company/ Division Quantitative Performance Component Bonus	Individual Qualitative Performance Component Bonus	Total Bonus Earned for 2018
Kevin T. Longe	$510,000	$507,000	$260,000	$767,000
President/CEO
Michael Kuta	$320,000	$191,000	$98,000	$289,000
CFO
Michelle Shepston	$270,000	$107,000	$55,000	$162,000
Chief Legal Officer
John Scheatzle	$275,000	$49,000	$43,000	$92,000
President, NobelClad
Ian Grieves(1)	$277,602	$112,222	$60,246	$172,468
President and Managing Director, DynaEnergetics

(1)
Mr. Grieves base pay of €235,000 and bonus amounts converted from Euros to US$ at 1.1813.

One-Time Discretionary Bonus

        In recognition of Mr. Grieves' contributions to the record performance at DynaEnergetics during 2018, the Board awarded Mr. Grieves a one-time discretionary bonus of $100,000 on February 26, 2019.

Long-Term Equity Incentives

        The Committee believes that long-term equity incentive grants are important in aligning executives with the long-term performance of the Company. The Committee determined long-term incentive grants based on a fixed number of shares. In 2018, the named executive officer received the following grants of restricted stock, RSUs and PSUs, each granted pursuant to the 2016 Omnibus Incentive Plan (the "Plan"):

Name	Title	Number of Shares of Restricted Stock/ RSUs Granted	Number of PSUs Granted
Kevin T. Longe	President and Chief Executive Officer	20,000 Shares	10,000
Michael Kuta	Chief Financial Officer	8,000 Shares	4,000
Michelle Shepston	Vice President and Chief Legal Officer	6,000 Shares	3,000
John Scheatzle	President, NobelClad	6,000 Shares	3,000
Ian Grieves	President and Managing Director, DynaEnergetics	6,000 RSUs	3,000

        These grants had the following features and terms:

  2018 Restricted Stock/ RSU grants

  •
  Restricted stock will vest over a three-year period with one-third of such shares vesting on each of the first, second and third anniversaries of the grant date.

  •
  RSUs are granted to non-US NEOs. Each RSU represents the right to receive one share of the Company's stock upon vesting and will be subject to the same three-year vesting period.

  2018 PSU Grants

  •
  A target number of PSUs is awarded on the grant date, and each executive officer is eligible to earn a number of PSUs between 0% and 200% of the number of targeted PSUs awarded.

  •
  The PSUs earned, if any, will cliff vest at the end of the third year following the year of grant based on the degree of satisfaction of the PSU performance conditions.

  •
  The actual number of PSUs earned and vested over a three fiscal year period (the "Performance Period") is dependent on achievement of two independent goals, equally weighted:

  •
  The achievement of a targeted Adjusted EBITDA* goal; and

  •
  TSR performance relative to the peer group.

  •
  Each earned PSU represents the right to receive one share of the Company's common stock.

  Vesting of Prior Awards

        Performance vested restricted stock and RSUs granted on February 19, 2015 vested on February 19, 2018 based on the following:

  •
  Achievement of average Adjusted EBITDA* over 2015-2016 of $11.1 million against a pre-established two-year performance goal of $37.0 million;

  •
  A relative two-year TSR of the Company's shares in 2015 and 2016 5% below the TSR of shares of the Company's peer group during this period; and

  •
  An additional one-year of time vesting after the two-year performance period.

Number of Performance Vested Restricted Stock/RSUs
Name	Title	Granted(1)	Vested
Kevin T. Longe	President and Chief Executive Officer	10,000 Shares	6,231 Shares
Michael Kuta	Chief Financial Officer	2,667 Shares	1,662 Shares
Ian Grieves	President and Managing Director, DynaEnergetics	2,667 RSUs	1,662 Shares

(1)
Number of performance vested restricted stock/RSUs assuming target performance achieved. The maximum numbers were 20,000 for Mr. Longe and 6,000 for Messrs. Kuta and Grieves.

Compensation Setting Process

        Our executive compensation program is administered by our Compensation Committee. Below is a discussion of the process and procedures followed by the Compensation Committee in determining the 2018 compensation of our named executive officers.

  Roles of the Parties Involved in Executive Compensation Decisions

        Role of Compensation Committee.    As provided in the Compensation Committee Charter, the Compensation Committee is composed of at least three non-employee directors who are also "independent directors," as defined under the applicable corporate governance rules of Nasdaq. The Compensation Committee operates pursuant to its Charter and determines the compensation arrangements of our named executive officers. The Compensation Committee seeks to ensure that our compensation policies and practices are consistent with our values and pay philosophy.

        Role of Independent Compensation Consultant.    Since early 2006, the Compensation Committee has engaged an independent compensation consultant to assist the Compensation Committee in making compensation decisions for the named executive officers. The compensation consultant reviews the Company's overall executive officer and director compensation in comparison to other comparably-sized public companies in industries similar to the Company's, helps the Compensation Committee identify the appropriate mix of compensation components for compensating our executive officers, and facilitates the Compensation Committee's determination of our executive officers' incentive based compensation. The Committee's consultant also keeps the Committee current with pay practices and governance trends, attends meetings when necessary to review reports and analyses and conducts special studies as may be required by the Committee from time to time.

        The 2018 compensation decisions described above were made with the assistance of Pearl Meyer. Pearl Meyer does not provide any other services to the Company or our management or have any other direct or indirect business relationships with us or our management. The Compensation Committee has assessed the independence of Pearl Meyer and concluded that its work does not raise any conflicts of interest.

        Role of Chief Executive Officer in Compensation Decisions.    Our Chief Executive Officer confers with the Chairman of the Compensation Committee in recommending for the Compensation Committee's approval the base salary compensation for the named executive officers other than himself. Our Chief Executive Officer also provided a review of the named executive officers (other than himself) in meeting performance objectives for the qualitative portion of the 2018 performance bonus. Notwithstanding the foregoing, the Compensation Committee ultimately determined compensation levels and amounts for all named executive officers.

Stock Ownership Guidelines

        We maintain rigorous stock ownership guidelines. After a five-year phase-in period, our Chief Executive Officer is expected to hold common stock with a value that is at least five times his base salary. After a three-year phase-in period, each of our other named executive officers is expected to hold common stock equal to the aggregate number of shares awarded to such officer over the preceding three-year period, less the amount of stock equal in value to the taxes paid on such stock award. In addition, within five years of election to the Board, our non-employee directors are expected to hold stock worth at least five times the amount of the annual cash Board retainer fee. For purposes of the calculations for the Chief Executive Officer and non-employee directors, all shares held, whether vested, unvested or deferred, are considered owned by the executive or director. The value of shares held is calculated at the higher of (i) the average closing price of a share of the Company's stock for the year ending December 31 and (ii) the fair market value of the Company's stock on the date of vesting or acquisition. All of our named executive officers and directors are in compliance with the stock ownership guidelines or fall within the relevant exception period.

Pledging and Hedging Policies

        Our directors, officers and employees are prohibited from using any strategies or products (such as derivative securities or short-selling techniques) to hedge against potential changes in the value of DMC common stock. In addition, our directors, officers and employees are prohibited from holding DMC securities in a margin account or pledging DMC securities as collateral for a loan.

Recoupment Policy

        In August 2015, the Board adopted a policy to clawback certain executive compensation in the event of an accounting restatement resulting from a material noncompliance with financial reporting requirements under the Federal securities laws. The policy covers all of the Company's current and future named executive officers and applies to incentive compensation paid by the Company (annual bonuses and other short- and long-term incentives, restricted stock and other equity awards). The policy will be updated pending final recoupment rules implemented under the Dodd-Frank Act.

Tax Considerations

        We consider the impact of various tax and accounting rules in implementing our compensation program. We have historically structured incentive compensation arrangements with a view toward qualifying them as performance-based compensation exempt from the deduction limitations under Section 162(m) of the Internal Revenue Code, although we have viewed and continue to view the availability of a tax deduction as only one relevant consideration. The Compensation Committee believes that its primary responsibility is to provide a compensation program that is consistent with its compensation philosophy and supports the achievement of its compensation objectives.

        Federal tax legislation enacted in December 2017 eliminated the Section 162(m) performance-based compensation exemption prospectively and made other changes to Section 162(m), but with a transition rule that preserves the performance-based compensation exemption for certain arrangements and awards in place as of November 2, 2017. We intend to continue to administer arrangements and awards subject to this transition rule with a view toward preserving their eligibility for the performance-based compensation exemption to the extent practicable and consistent with the non-tax compensation program objectives noted above.

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2019

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Kevin T. Longe	2018	$510,000		$—	$719,650	$767,000	$78,373	(2)	$2,075,023
Chief Executive Officer	2017	$440,750		$—	$2,059,750	$427,991	$38,895		$2,967,386
	2016	$440,750		$—	$190,500	$165,281	$58,516		$855,047
Michael Kuta	2018	$320,000	$		$287,860	$289,000	$58,745	(3)	$955,605
Chief Financial Officer	2017	$275,000		$—	$745,650	$159,060	$43,126		$1,222,836
	2016	$275,000		$—	$76,200	$61,875	$41,462		$454,537
Michelle Shepston(4)	2018	$270,000		$—	$215,895	$162,000	$37,635	(5)	$685,530
Vice President, Chief	2017	$260,000		$—	$148,425	$106,496	$26,811		$541,732
Legal Officer and Secretary	2016	$90,000		$—	$112,900	$35,519	$3,989		$242,408
John Scheatzle(6)	2018	$275,000		$—	$215,895	$92,000	$44,949	(7)	$627,844
President, NobelClad	2017	$265,000		$—	$148,425	$47,700	$48,775		$509,900
	2016	$40,789		$75,000	$—	$6,625	$13,535		$135,940
Ian Grieves	2018	$277,602		$—	$215,895	$172,468	$34,832	(8)	$700,797
President and General	2017	$254,228		$—	$539,675	$182,434	$33,437		$1,009,774
Manager, DynaEnergetics	2016	$226,874		$—	$50,800	$34,031	$30,810		$342,515

(1)
Amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used to determine the amounts in this column are the same as those used in the valuation of compensation expense for our audited financial statements. This column was prepared assuming none of the awards will be forfeited. Awards granted in 2017 include restricted stock awards, restricted stock units, and performance share units. The grant date fair values of restricted stock awards and restricted stock units were based on the market price of our stock on the grant dates. The fair value of performance share units with target Adjusted EBITDA performance conditions is based on the fair value of DMC's stock on the grant date. The fair value of PSUs with TSR performance conditions is based on a third-party valuation simulating a range of possible TSR outcomes over the performance period. One-half of the restricted stock awards granted in 2016 is performance-based. For additional information about these restricted stock awards, refer to Note 4 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018. The performance-based portion of the award assumes target performance will be achieved. For Mr. Longe, Mr. Kuta, Ms. Shepston, Mr. Scheatzle, and Mr. Grieves the grant date fair value of their 2018 stock awards assuming maximum achievement of performance metrics would be $988,500, $395,400, $296,550, $296,550, and $296,550, respectively.

(2)
Includes dividends on unvested equity awards ($42,383), insurance premium payments ($19,198), matching contributions under the company's 401(k) plan ($11,000), and reimbursement of professional fees for financial planning advisory services ($5,792).

(3)
Includes dividends on unvested equity awards ($20,394), automobile and fuel allowances ($17,464), matching contributions under the Company's 401(k) plan ($11,000), insurance premium payments ($7,775), and reimbursement of professional fees for financial planning advisory services ($2,112).

(4)
Ms. Shepston was appointed as Vice President, Chief Legal Officer and Secretary on August 30, 2016.

(5)
Includes automobile and fuel allowances ($19,122), matching contributions under the Company's 401(k) plan ($11,000), insurance premiums ($6,326), and dividends on unvested equity awards ($1,187).

(6)
Mr. Scheatzle was appointed as President of NobelClad on November 15, 2016.

(7)
Includes automobile and fuel allowances ($13,812), matching contributions under the company's 401(k) plan ($11,000), commuting expenses ($8,265), insurance premiums paid by the company ($6,957), tax reimbursements paid by the company ($3,341) and dividends on unvested equity awards ($1,574).

(8)
Includes expenses relating to a company-leased automobile that was provided to Mr. Grieves ($25,124) and company contributions to insurance and pension plans ($9,708). Automobile expenses include monthly lease payments and all operating expenses (gas, maintenance, insurance, etc.). Mr. Grieves' compensation is paid to him in Euros. All amounts included in this and other tables are described in U.S. dollars and were converted using exchange rates of 1.1813 for 2018, 1.1299 for 2017, and 1.1067 for 2016.

GRANTS OF PLAN-BASED AWARDS

					Estimated Possible Payouts Under Equity Incentive Plan Awards (#)(3)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards($)(1)(2)
									Grant Date Fair Value of Stock Awards ($)(3)
					Performance-Based Awards
								All Other Stock Awards (#)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Kevin T. Longe	N/A	$—	$510,000	$918,000
Restricted Stock Awards(4)	February 27, 2018							20,000	$455,000
PSU(4)	February 27, 2018				—	10,000	20,000	—	$264,650
Michael Kuta	N/A	$—	$192,000	$345,600
Restricted Stock Awards(4)	February 27, 2018							8,000	$182,000
PSUs(4)	February 27, 2018				—	4,000	8,000	—	$105,860
Michelle Shepston	N/A	$—	$108,000	$194,400
Restricted Stock Awards(4)	February 27, 2018							6,000	$136,500
PSUs(4)	February 27, 2018				—	3,000	6,000	—	$79,395
John Scheatzle	N/A	$—	$110,000	$198,000
Restricted Stock Awards(4)	February 27, 2018							6,000	$136,500
PSUs(4)	February 27, 2018				—	3,000	6,000	—	$79,395
Ian Grieves	N/A	$—	$111,041	$199,874
Restricted Stock Units(4)	February 27, 2018							6,000	$136,500
PSUs(4)	February 27, 2018				—	3,000	6,000	—	$79,395

(1)
Actual amounts paid pursuant to our non-equity incentive plan are reported in the non-equity incentive plan column of the Summary Compensation Table. With respect to Messrs. Longe, Kuta, Scheatzle and Grieves and Ms. Shepston, these numbers represent threshold, target and maximum amounts that could have been earned under our annual performance bonus plan, which is based 70% on quantitative measures and 30% on qualitative measures, and allows for payments between 0% (threshold) and 180% (maximum) of the target amount, which is a specified percentage of base salary. At the time these measures are set and communicated to our named executive officers, they are substantially uncertain.

(2)
Non-equity incentive plan awards for each of our named executives consist of a qualitative portion and a quantitative portion. The qualitative portion for each officer is based on the performance of that officer's individual responsibilities in meeting the strategy and objectives set by the Board for the Company. The quantitative portion of the awards for Messrs. Longe and Kuta and Ms. Shepston is based on Adjusted EBITDA* of DMC as a percentage of revenue achieved in 2018, and in the case of Messrs. Scheatzle and Grieves, Adjusted EBITDA* as a percentage of revenue of the NobelClad and DynaEnergetics divisions, respectively, subject to application of a bonus multiplier of +/– 10% (but not to increase payment beyond the 180% maximum of the potential bonus) based on the number of days by which NobelClad (in the case of Mr. Scheatzle) or DynaEnergetics (in the case of Mr. Grieves) increases or decreases its average working capital cash collection cycle during 2017 from the targets established by management. Mr. Grieves payouts under non-equity incentive plan is paid in Euros and was converted to U.S. dollars using an exchange rate of 1.1813.

(3)
Awards granted to named executive officers included restricted stock awards or restricted stock units and performance share units. Restricted stock awards and restricted stock units vest in one-third increments on the first, second, and third anniversary of the grant date. Performance share units represent the right to receive one share of the Company's stock based on the satisfaction of certain performance conditions. They vest on the third anniversary of the date of grant contingent on the achievement of two separate, equally-weighted performance conditions—the achievement of a targeted Adjusted EBITDA goal and total shareholder return (TSR) performance relative to a disclosed peer group. These awards were granted on February 27, 2018.

(4)
In accordance with FASB ASC Topic 718, restricted stock awards and restricted stock units are valued based on the fair value of the Company's stock on the last market trading day prior to the grant date. The fair value of a performance unit with target Adjusted EBITDA performance conditions is based on the fair value of the Company's stock on the grant date. The fair value of a performance unit with TSR performance conditions is based on a third-party valuation simulating a range of possible TSR outcomes over the performance period. We have calculated the total grant date fair value of performance units assuming achievement of the target level of performance. Quarterly dividends of $0.02 per share were paid in 2018 on restricted stock awards granted to Messrs. Longe, Kuta, and Scheatzle and Ms. Shepston. The awards granted to Mr. Grieves were in the form of restricted stock units which do not qualify for dividends until shares of common stock are issued on each of the respective vesting dates.

EMPLOYMENT AGREEMENTS

        During 2018, the Company had an employment agreement with Mr. Longe and agreements to compensate Messrs. Kuta, Scheatzle and Grieves and Ms. Shepston.

  Kevin T. Longe

        On June 26, 2012, Mr. Longe was appointed as the Company's Chief Operating Officer and Executive Vice President. At the time of his hiring as the Company's Chief Operating Officer, the Company and Mr. Longe agreed upon the terms and form of an employment agreement the parties would execute if the Board made Mr. Longe the Company's President and Chief Executive Officer. This employment agreement was executed and became effective when Mr. Longe assumed the position of President and Chief Executive Officer on March 1, 2013.

        Mr. Longe's employment agreement provides for an annual base salary, which will be reviewed annually and may be increased (but not decreased) at the discretion of the Compensation Committee. This agreement provides that Mr. Longe is eligible (but not guaranteed) to receive a discretionary annual bonus of up to 100% of his base salary, based upon achievement of performance goals established by the Compensation Committee. Mr. Longe will be eligible to receive other incentive awards, which will vest immediately if Mr. Longe's employment is terminated other than for cause.

        Under the employment agreement, Mr. Longe also receives the following benefits: (i) term life insurance coverage in the amount of $750,000, which is in addition to the standard term life insurance provided in the Company's standard benefit plan; (ii) participation in the executive long-term disability plan; (iii) four weeks of vacation per year; (iv) participation in the Company's standard benefit programs including health and dental insurance, term life insurance, accidental death and dismemberment insurance, short and long term disability, paid holiday, and certain other standard benefits provided by the Company; (v) participation in the Company's 401(k) retirement plan; and (vi) reimbursement of up to $5,000 of professional service fees annually for a financial planning and/or tax consulting.

        The employment agreement may be terminated at any time by the Company for cause (as defined below) effective immediately upon written notice to Mr. Longe. The employment agreement also provides that Mr. Longe's employment can be terminated by the Company for any reason other than for cause upon the payment of an amount equal to 18 months of salary, payable in equal monthly payments, plus a bonus for such period equal to 150% of the average bonus (if any) paid to Mr. Longe for the three years preceding his termination (or, if shorter, the number of years of his employment with the Company), provided that Mr. Longe releases us from all claims as a condition of receiving the payments. Such amounts will be reduced to the extent that Mr. Longe accepts other employment prior to the final payment. Mr. Longe may terminate his employment with the Company at any time upon sixty days written notice (or upon such shorter period as the Company may agree in writing).

        For purposes of Mr. Longe's employment agreement, "cause" is defined as: (i) a willful and substantial breach by Mr. Longe of the terms of the employment agreement that has a materially adverse effect on the business and affairs of the Company; (ii) the failure by Mr. Longe to substantially perform, or the gross negligence in the performance of, his duties under the agreement for a period of fifteen days after the Board has made a written demand for performance which specifically identifies the manner in which it believes that Mr. Longe has not substantially performed his duties; (iii) the commission by Mr. Longe of a willful act or failure to act of misconduct which is injurious to the Company, including, but not limited to, material violations of any Company policy (such as the Company's Code of Ethics); (iv) conviction or a plea of guilty or nolo contendere in connection with fraud or any crime that constitutes a felony in the jurisdiction involved; or (v) an act or failure to act constituting fraud or dishonesty that compromises Mr. Longe's ability to act effectively as a high-level executive of the Company.

        Mr. Longe's agreement provides that if a Change in Control Event (as defined below) occurs and is followed within one year by a Material Change (as defined below) and the Material Change is not corrected following notice, Mr. Longe may terminate his employment, if not already terminated by the Company. If that occurs, Mr. Longe will be paid an amount equal to two years of salary and 200% of the average annual bonus earned over the preceding three years. In addition, all of Mr. Longe's restricted stock or other equity awards will immediately vest.

        Generally, a "Change in Control Event" means (i) a person or group acquire 25% of more of the Company's stock; (ii) over a 24-month period the members of the Board at that time, or their appointees, fail to constitute a majority of the Board; (iii) the Company sells substantially all of its assets or merges into another corporation and its stockholders do not control the merged corporation; or (iv) the Company's stockholders approve the liquidation or dissolution of the Company. Generally, a "Material Change" means (i) a material change in Mr. Longe's functions, duties or responsibilities from those before the Change in Control Event; (ii) the Company assigns or reassigns him to another place of employment at least fifty miles from Boulder, Colorado; (iii) his salary and other compensation are reduced; or (iv) a purchaser of all or substantially all of the company's assets fails to assume Mr. Longe's employment agreement.

        The employment agreement also contains customary non-competition and non-solicitation covenants. These covenants will be effective during Mr. Longe's employment and for a period of two years following termination of his employment for any reason

  Michael Kuta

        Our offer letter with Mr. Kuta dated February 23, 2014, provided a base salary, with participation in the annual incentive plan at a target level of 60% of base salary. For 2014, Mr. Kuta was guaranteed a bonus equal to the greater of (i) 60% of his base salary earned in 2014, or (ii) the performance bonus payable under the plan upon achievement of the 2014 performance objectives, pro-rated for the time Mr. Kuta was employed in 2014. We also agreed to grant Mr. Kuta a signing bonus of 10,000 shares of restricted stock, effective as of his start of employment. Mr. Kuta is also eligible to participate in various Company benefit programs. We agreed to pay Mr. Kuta a one-time severance payment equal to 18 months of his then-current base salary if his employment was terminated as a result of a change of control of the Company. The definition of change of control is generally similar to the definition of Change of Control Event in Mr. Longe's employment agreement.

  Michelle Shepston

        Our offer letter with Ms. Shepston dated July 17, 2016 provided a base salary, with participation in the annual incentive plan at a target level of 40% of base salary. For the first 12 months of employment, Ms. Shepston was guaranteed to receive a bonus under the annual incentive plan equal to the greater of (a) 40% of her base salary and (b) the performance bonus payable under the Company's plan upon achievement of the performance objectives, with such amount to be pro-rated into the yearly payouts occurring in each of 2017 and 2018. We also agreed to grant Ms. Shepston a signing bonus of 10,000 shares of restricted stock, effective as of her start of employment. Ms. Shepston is also eligible to participate in various Company benefit programs. We agreed to pay Ms. Shepston a one-time severance payment equal to 12 months of her then-current base salary if her employment is terminated as a result of a change of control of the Company (defined substantially in accordance with Change of Control Event in Mr. Longe's employment agreement), and agreed to pay a one-time severance payment equal to six months of her then-current base salary if her employment is terminated without cause other than in connection with a change of control.

  John Scheatzle

        Our offer letter with Mr. Scheatzle dated October 7, 2016 provided a base salary, with participation in the annual incentive plan at a target level of 40% of base salary. We also agreed to grant Mr. Scheatzle a signing bonus of $75,000, effective as of his start of employment. Mr. Scheatzle is also eligible to participate in various Company benefit programs. We agreed to pay Mr. Scheatzle a one-time severance payment equal to 12 months of his then-current base salary if his employment is terminated as a result of a change of control of the Company (defined substantially in accordance with Change of Control Event in Mr. Longe's employment agreement), and agreed to pay a one-time severance payment equal to six months of his then-current base salary if his employment is terminated without cause other than in connection with a change of control.

  Ian Grieves

        DynaEnergetics Holding GmbH entered into an employment agreement with Mr. Grieves dated as of July 26, 2013, which provided for an annual base salary, with participation in the annual incentive plan at a target level of 40% of base salary. Mr. Grieves is also eligible to participate in various Company benefit programs. The employment agreement also contains non-competition and non-solicitation covenants, to be effective during Mr. Grieves' employment and for a period of two years following termination of employment.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2018

	Stock Awards(1)
Name	Number of Shares of Stock or Units Held that Have Not Vested(#)		Market Value of Shares of Stock or Units Held that Have Not Vested ($)(16)
Kevin T. Longe	20,000	(2)	$702,400
	8,661	(3)	$304,174
	13,334	(4)	$468,290
	100,000	(5)	$3,512,000
	10,000	(6)	$351,200
	20,000	(8)	$702,400
	10,000	(9)	$351,200
Michael Kuta	8,000	(8)	$280,960
	4,672	(3)	$164,081
	5,334	(4)	$187,330
	35,000	(5)	$1,229,200
	4,000	(6)	$140,480
	8,000	(8)	$280,960
	4,000	(9)	$140,480
Michelle Shepston	3,333	(10)	$117,055
	4,000	(4)	$140,480
	3,000	(6)	$105,360
	6,000	(8)	$210,720
	3,000	(9)	$105,360
John Scheatzle	4,000	(4)	$140,580
	3,000	(6)	$105,360
	6,000	(8)	$210,720
	3,000	(9)	$105,360
Ian Grieves	5,333	(11)	$187,295
	1,785	(12)	$62,689
	4,000	(13)	$140,480
	25,000	(14)	$878,000
	3,000	(6)	$105,360
	6,000	(15)	$210,720
	3,000	(9)	$105,360

(1)
All shares of restricted stock qualify for dividends if and when the Company declares dividend payments. Restricted stock units do not qualify for dividends until the shares of common stock are issued on each of the respective vesting dates. Performance share units accrue the right to receive dividends from the date of issuance until the vesting date on shares of common stock actually issued upon vesting. From the date of the earliest grant in this table until October 15, 2015, the Company paid a dividend of $0.04 per share each quarter. From and after October 16, 2015, the Company paid a dividend of $0.02 per share each quarter.

(2)
These restricted stock awards were granted on February 18, 2016 and are scheduled to vest on the third anniversary of the date of grant based upon the achievement of a targeted Adjusted EBITDA goal and TSR performance relative to a disclosed peer group.

(3)
These restricted stock awards were granted on May 12, 2016 and are scheduled to vest on the third anniversary of the date of grant, subject to continued employment.

(4)
These restricted stock awards were granted on February 22, 2017 and are scheduled to vest 50% on the second anniversary and 50% on the third anniversary of the date of grant, subject to continued employment.

(5)
These restricted stock awards were granted on February 22, 2017 and are scheduled to vest equally on each of the third, fourth, and fifth anniversaries of the date of grant, subject to continued employment.

(6)
These performance share units were granted on February 22, 2017 and are scheduled to vest on the third anniversary of the date of grant based upon the achievement of two separate, equally-weighted performance conditions—the achievement of a targeted Adjusted EBITDA goal and TSR performance relative to a disclosed peer group.

(7)
These restricted stock awards were granted on February 18, 2016 and are scheduled to vest on the third anniversary of the date of grant based upon the achievement of a targeted Adjusted EBITDA goal and TSR performance relative to a disclosed peer group.

(8)
These restricted stock awards were granted on February 27, 2018 and are scheduled to vest equally on each of the first three anniversaries of the date of grant, subject to continued employment.

(9)
These performance share units were granted on February 27, 2018 and are scheduled to vest on the third anniversary of the date of grant based upon the achievement of two separate, equally-weighted performance conditions—the achievement of a targeted Adjusted EBITDA goal and TSR performance relative to a disclosed peer group.

(10)
These restricted stock awards were granted on August 30, 2016 and are scheduled to vest on the third anniversary of the date of grant, subject to continued employment.

(11)
These restricted stock awards were granted on February 18, 2016 and are scheduled to vest on the third anniversary of the date of grant based upon the achievement of a targeted Adjusted EBITDA goal and TSR performance relative to a disclosed peer group.

(12)
These restricted stock units were granted on February 18, 2016 and are scheduled to vest on the third anniversary of the date of grant, subject to continued employment.

(13)
These restricted stock units were granted on February 22, 2017 and are scheduled to vest 50% on the second anniversary and 50% on the third anniversary of the date of grant, subject to continued employment.

(14)
These restricted stock units were granted on February 22, 2017 and are scheduled to vest equally on each of the third, fourth, and fifth anniversaries of the date of grant, subject to continued employment.

(15)
These restricted stock units were granted on February 27, 2018 and are scheduled to vest equally on each of the first three anniversaries of the date of grant, subject to continued employment.

(16)
The fair market value is calculated as the product of (x) the closing price on December 31, 2018 of $35.12 per share and (y) the number of unvested shares or units.

 STOCK VESTED DURING 2018

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)(2)
Kevin T. Longe	31,559	$875,814
Michael Kuta	13,001	$380,350
Michelle Shepston	5,333	$180,220
John Scheatzle	2,000	$42,400
Ian Grieves	5,403	$123,878

(1)
Represents the number of shares vested multiplied by the per share closing market price of our common stock on the respective vesting dates.

NON-QUALIFIED DEFERRED COMPENSATION

        NEOs are eligible to defer a portion of their annual salary, their annual incentive bonus, and their equity awards through the DMC Global Inc. Deferred Compensation Plan on a tax-deferred basis. Deferrals into the plan are not matched or subsidized by the Company, nor are they eligible for above-market or preferential earnings.

        The following table shows information about the amount of contributions, earnings, and balances for each named executive officer under the Company's Deferred Compensation Plan as of December 31, 2018.

Name	Beginning balance	Cash contributions(1)	Equity contributions(2)(3)	Aggregate earnings(4)	Aggregate distributions/ adjustments(5) ($)	Ending balance
Kevin T. Longe	$5,888,979	$—	$682,500	$2,569,878	$346,255	$9,795,102
Michael Kuta	$2,228,641	$119,295	$273,000	$956,100	$699,437	$3,477,599
Michelle Shepston	$—	$—	$—	$—	$—	$—
John Scheatzle	$79,277	$33,925	$71,663	$56,470	$827	$240,508
Ian Grieves	$—	$—	$—	$—	$—	$—

(1)
Mr. Scheatzle's cash contribution was a portion of his annual salary and a portion of his Non-Equity Incentive Plan Compensation. Mr. Kuta's cash contribution was a portion of his Non-Equity Incentive Plan Compensation.

(2)
Equity contributions were comprised of 20,000 shares of restricted stock and 10,000 performance share units (PSUs) granted to Mr. Longe, 8,000 shares of restricted stock and 4,000 PSUs granted to Mr. Kuta, and 2,100 shares of restricted stock and 1,050 PSUs granted to Mr. Scheatzle on February 27, 2018. Share contributions are shown at the value on the contribution date ($22.75 per share). PSU contributions assume target performance will be achieved. These shares are reported as compensation in the Summary Compensation Table (See Notes 1 and 2).

(3)
Equity contributions are deferred in the year granted and include non-vested shares. The election to defer equity awards occurs prior to the year such awards are granted, regardless of the vesting terms of the award.

(4)
Earnings on deferral of Company shares represent the change in the Company stock price from contribution dates to the end of the year. Earnings on bonus or annual salary contributions represent the change in value of the investments selected by the participant.

(5)
Distributions shown represent the value of shares withheld to cover the taxes owed upon the vesting of restricted stock awards previously deferred into the plan. Adjustments represent the value of shares forfeited upon achievement of a portion of performance conditions of performance-based restricted stock granted in prior years.

POTENTIAL PAYMENTS UPON TERMINATION

        The table below sets forth the potential payments to our named executive officers under various termination scenarios including termination without cause, termination as a result of death or disability and termination as a result of retirement, under the terms of their respective employment or other agreements and the equity incentive plans. See "Employment Agreements" above for a summary of the terms of applicable employment agreements or arrangements with our named executive officers. Under the award agreements governing equity grants under our equity incentive plans, if the named executive officer's employment is terminated for any reason other than (i) death, (ii) disability, or (iii) termination without cause (as defined in the executive's employment agreement), the named executive officer shall, for no consideration, forfeit to us any shares of restricted stock to the extent such shares are not vested at the time of such termination of employment. If the named executive officer's employment terminates due to death or disability, or is terminated without cause, any unvested shares of restricted stock or restricted stock units will immediately vest on the date of the executive's termination of employment for such reason.

        For purposes of this table, we have assumed the date of termination of employment (regardless of the circumstances) is December 31, 2018, and that termination occurred under the terms of any current employment or change in control agreement. The price of our common stock on December 31, 2018 was $35.12. We have not included the financial effect of a termination for cause as the named executive officers are not entitled to any further compensation or benefits following such a termination. Furthermore, the amounts shown in the tables below do not include payments to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, including accrued salary and vacation pay. Payment of salary continuation upon termination will be made in monthly payments while any salary owed upon termination will be paid in a single lump sum. Payment of these amounts after termination without cause is generally conditioned upon the former executive's execution of release and waivers and continued compliance with non-competition, non-solicitation, and confidentiality obligations. We may make changes to the current employment and termination arrangements with our executive officers or enter into new arrangements from time to time.

	Kevin T. Longe		Michael Kuta
Executive Benefits and Payments upon Termination of Employment	Involuntary Termination without Cause(1)	Death, Disability, Retirement(2)	Involuntary Termination without Cause(1)	Death, Disability, Retirement(2)
Compensation:
Base Salary	$765,000(3)	$—	$480,000(6)	$—
Incentive Bonus	$680,136(4)	$767,000(5)	$—	$—
Acceleration of vesting of Restricted Stock(7)	$6,390,260	$6,390,260	$2,423,491	$2,423,491
TOTAL	$7,835,396	$7,157,260	$2,903,491	$2,423,491

	Michelle Shepston			John Scheatzle
Executive Benefits and Payments upon Termination of Employment	Involuntary Termination without Cause(1)		Death, Disability, Retirement(2)	Involuntary Termination without Cause(1)		Death, Disability, Retirement(2)
Compensation:
Base Salary	$270,000	(8)	$—	$275,000	(9)	$—
Incentive Bonus	$—		$—	$—		$—
Acceleration of vesting of Restricted Stock(7)	$678,975		$678,975	$561,920		$561,920
TOTAL	$948,975		$678,975	$836,920		$561,920

	Ian Grieves
Executive Benefits and Payments upon Termination of Employment	Involuntary Termination without Cause	Death, Disability, Retirement(2)
Compensation:
Base Salary	$—	$—
Incentive Bonus	$—	$—
Acceleration of vesting of Restricted Stock Units(7)	$1,689,904	$1,689,904
TOTAL	$1,689,904	$1,689,904

(1)
Includes involuntary termination without cause resulting from a change in control. In the case of Mr. Kuta, salary is only paid if the involuntary termination without cause relates to a change of control of the Company. In the case of Mr. Grieves, he is not entitled to any cash severance.

(2)
The only compensation payable to named executive officers in the event of death, disability or retirement, is the accelerated vesting of restricted stock awards and, for Mr. Longe, a pro-rated bonus for the portion of the fiscal year prior to his death, disability or retirement.

(3)
Equals 18 months of base salary of $510,000 for Mr. Longe.

(4)
Equals 150% of the average of Mr. Longe's 2016, 2017 and 2018 bonus.

(5)
Equals 2018 bonus.

(6)
Equals 18 months of base salary of $320,000 for Mr. Kuta.

(7)
The value of the restricted stock is based on the closing market price of our common stock on December 31, 2017 of $35.12 per share.

(8)
Equals 12 months of base salary of $270,000 for Ms. Shepston. If Ms. Shepston is terminated without cause for other than a change in control event, her base salary compensation would be $135,000, or six months of her base salary.

(9)
Equals 12 months of base salary of $275,000 for Mr. Scheatzle. If Mr. Scheatzle is terminated without cause for other than a change in control event, his base salary compensation would be $137,500, or six months of his base salary.

 DIRECTOR COMPENSATION

Non-employee Director	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation	Total
David C. Aldous	$69,031	$60,007	$—	$129,038
Yvon Pierre Cariou	$56,531	$60,007	$—	$116,538
Robert A. Cohen	$60,531	$60,007	$—	$120,538
James J. Ferris	$60,531	$60,007	$—	$120,538
Richard P. Graff	$67,531	$60,007	$—	$127,538
Gerard Munera(3)	$38,766	$60,019	$—	$98,785
Clifton Peter Rose	$56,531	$60,007	$—	$116,538

(1)
Amounts shown reflect annual fees for each member of the Board related to Board service and serving as the chair of the Board or chair of a Board committee. All fees are paid quarterly.

(2)
Amounts shown in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the 1,332 shares granted on May 31, 2018 to each non-employee director. See Note 4 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018 regarding assumptions underlying valuation of equity awards. During 2018, quarterly dividends of $0.02 per share were paid on shares of restricted stock.

(3)
On May 30, 2018, 1,375 shares of restricted stock were granted to Mr. Munera in connection with his retirement from the Board.

Compensation for Non-Employee Directors

        In order to help further align non-employee directors with the interests of stockholders, our director compensation program is designed so that approximately one-half of non-employee directors' total average annual fees will be cash, and the other half will be stock. In 2018, each of our non-employee directors received an annual cash retainer of $52,531 with additional annual cash retainers of $25,000 to the Chairman of the Board, $15,000 to the Audit Committee chairman and $8,000 to the chairman of each of the other Board committees. For Mr. Ferris, in 2018 the Board elected to continue to pay Mr. Ferris the amount previously paid as a retainer for his chairman position on the Corporate Governance and Nominating Committee through the end of his current term as a director, based on his service on three Board committees and role in transitioning responsibilities to the new chairman of the Corporate Governance and Nominating Committee. The annual retainers are paid quarterly. If two meetings are missed by a director, the retainer will be reduced by 25% and reduced further on a pro rata basis for each additional meeting missed. The members of the Board are also eligible for reimbursement of their expenses incurred in connection with attendance at Board meetings.

        In addition to the annual cash retainers, each non-employee director will be granted on the date of the Company's annual stockholder meeting a restricted stock award with a value equivalent to $60,000 (based on closing price of DMC's stock on the trading day prior to the annual stockholder meeting) that will vest in full on the one-year anniversary of the grant date. For 2018, the Board granted restricted stock awards with a value equivalent to $60,000 to each director on the date of the Company's 2018 annual stockholder meeting. New directors typically receive a restricted stock award with a value equivalent to $60,000 as of their date of appointment to the Board, with such award to vest in full on the one-year anniversary of the grant date.

        Directors are eligible to defer any or all of their annual cash retainers and equity awards through the DMC Global Inc. Deferred Compensation Plan on a tax-deferred basis. During 2018, Messrs. Cohen and Graff elected to defer all of their annual equity awards. Deferrals into the plan are not matched or subsidized by the Company, nor are they eligible for above-market or preferential earnings.

Stock Ownership Guidelines for Non-Employee Directors

        Under our stock ownership guidelines, within five years of election to the Board, our non-employee directors are expected to hold stock worth at least five times the amount of the annual cash Board retainer fee. All of our non-employee directors are in compliance with the stock ownership guidelines or fall within the exception period.

 CEO PAY RATIO FOR FISCAL YEAR FOR 2018

        Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the annual total compensation of the individual identified as our median paid employee, the annual total compensation of our CEO, Mr. Longe, and the ratio of these two amounts. In 2018, the annual total compensation for the median identified employee was $33,893; the annual total compensation for our CEO was $2,075,023; and the resulting ratio between the two was approximately 1 to 61.

        This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

        In determining the employee population to be used to identify the median employee, we included all of our full-time, part-time, and temporary employees globally (excluding our CEO) who were employed as of December 31, 2018, consisting of 778 employees total, of which 462 were U.S. employees and 316 were non-U.S. employees. We excluded from this employee population nine employees (three employees in Korea, two employees in China, two employees in Kazakhstan, one employee in Singapore and one employee in Ireland) who represented less than 5% of our total employees, pursuant to the "de minimis" exception provided in the applicable SEC rule. As a result, the employee population that we used for purposes of determining the compensation of our median employee consisted of 769 employees total, of which 462 were U.S. employees and 307 were non-U.S. employees.

        We used a consistently applied compensation measure to identify our median employee, which consisted of total cash compensation (including wages and cash bonuses) paid to each employee (other than the CEO) during 2018.

        Earnings of our employees outside the U.S. were converted to U.S. dollars using the same yearly average exchange rate used to translate our December 31, 2018 consolidated financial statements.

 EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of December 31, 2018 with respect to the shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)
Equity compensation plans approved by security holders	202,269	(1)	$—	3,137,819	(2)
Equity compensation plans not approved by security holders	—		$—	N/A
Total	202,269		$—	3,137,812

(1)
Includes 110,269 RSUs and 92,000 PSUs, which assumes maximum performance metrics are achieved.

(2)
Includes 241,365 shares issuable with respect to outstanding rights under our Employee Stock Purchase Plan and 2,896,454 shares available for issuance under our 2016 Omnibus Incentive Plan, both as of December 31, 2018. As of the date of this proxy statement, there are 224,296 securities to be issued upon vesting of outstanding RSUs and PSUs and 2,803,753 shares available for issuance under our 2016 Omnibus Incentive Plan, excluding securities to be issued upon vesting of outstanding RSUs and PSUs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 22, 2019 by: (i) each of our directors; (ii) each of our executive officers; and (iii) all of our directors and executive officers as a group.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner(2)	Common Stock	Restricted Stock Units	Total Shares Beneficially Owned(3)	Percent of Total
Directors:
David C. Aldous	29,024	—	29,024	*
Andrea E. Bertone	1,248	—	1,248	*
Yvon Pierre Cariou	119,823	—	119,823	*
Robert A. Cohen	38,654	—	38,654	*
James J. Ferris	31,647	—	31,647	*
Richard P. Graff	32,147	—	32,147	*
Kevin T. Longe(4)	242,217	—	242,217	1.6%
Clifton Peter Rose	10,083	—	10,083	*
Executive Officers:
Michael Kuta(5)	94,592	—	94,592	*
Michelle Shepston(6)	22,265	—	22,265	*
John Scheatzle(7)	14,405	—	14,405	*
Ian Grieves(8)	28,488	35,576	28,488	*
All directors and executive officers as a group (11 persons)(9)	664,593	35,576	664,593	4.4%

*
Less than 1%

(1)
This table is based upon information supplied by officers and directors as well as filings made pursuant to Section 16(a) of the Exchange Act with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 14,988,528 shares of common stock outstanding on March 22, 2019, adjusted as required by rules promulgated by the SEC.

(2)
Unless otherwise indicated, the address of each beneficial owner is c/o DMC Global Inc. 5405 Spine Road, Boulder, Colorado 80301.

(3)
Represents shares of the Company's common stock held, or which the holder has the right to acquire within 60 days after March 22, 2019.

(4)
Excludes 28,809 PSUs. Shares beneficially owned include 50 shares owned by Mr. Longe's spouse.

(5)
Excludes 10,883 PSUs.

(6)
Excludes 7,830 PSUs. Shares beneficially owned include 100 shares owned by Ms. Shepston's spouse.

(7)
Excludes 7,830 PSUs.

(8)
Excludes 8,288 PSUs.

(9)
Excludes 63,640 PSUs.

        The following table sets forth certain information regarding the ownership of our common stock as of March 14, 2019, by each person or group known by us to be the beneficial owner of more than 5% of our common stock.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
Brown Capital Management, LLC(2)	2,220,179	14.8%
1201 N. Calvert Street Baltimore, MD 21202
Van Den Berg Management I, Inc.(3)	988,420	6.6%
805 Las Cimas Parkway, Suite 430 Austin, TX 78746
BlackRock Inc.(4)	972,696	6.5%
55 East 52nd Street New York, NY 10055
Wellington Management Group LLP(5)	918,159	6.1%
c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210

(1)
This table is based upon information supplied by the principal stockholders on the Statement of Beneficial Ownership filed on Schedule 13G or 13G/A with the SEC. Unless otherwise indicated in the footnotes to this table, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 14,988,528 shares outstanding on March 22, 2019.

(2)
Based on the Statement of Beneficial Ownership filed on Schedule 13G/A on February 14, 2019, by Brown Capital Management, LLC, in its capacity as an investment advisor for shares owned by its clients. Brown Capital Management has the sole power to vote or direct the vote for 1,168,639 shares, and the sole power to dispose or direct the disposition of 2,220,179 shares. Included in those shares are 864,645 shares beneficially owned by The Brown Capital Management Small Company Fund, a registered investment company, which is managed by Brown Capital Management, LLC.

(3)
Based on the Statement of Beneficial Ownership filed on Schedule 13G/A on February 14, 2019, by Van Den Berg Management I, Inc., in its capacity as an investment advisor for shares owned by its clients. Van Den Berg Management I, Inc. has the sole power to vote or direct the vote for 988,420 shares, and the sole power to dispose or direct the disposition of 988,420 shares.

(4)
Based on the Statement of Beneficial Ownership filed on Schedule 13G/A on February 4, 2019, by BlackRock, Inc., in its capacity as parent holding company. BlackRock, Inc. has the sole power to vote or direct the vote for 944,175 shares, and the sole power to dispose or direct the disposition of 972,696 shares.

(5)
Based on the Statement of Beneficial Ownership filed on Schedule 13G on February 12, 2019 by Wellington Management Group LLP, a parent holding company, which states that as of December 31, 2018, it has shared power to vote 918,159 shares and shared power to dispose of 918,159 shares. Such schedule also identifies Wellington Group Holdings LLP, a holding company with shared power to vote 918,159 shares and shared power to dispose of 918,519 shares; Wellington Investment Advisors Holdings LLP, a holding company with shared power to vote 918,159 shares and shared power to dispose of 918,159 shares; and Wellington Management Company LLP, an investment advisor with shared power to vote 897,159 shares and shared power to dispose of 897,159 shares as subsidiaries which acquired the security being reported on by the parent holding company. Such schedule also identifies Wellington Trust Company, NA as the only client of the investment advisers named in such schedule that has such right and power with respect to more than five percent of the shares. Wellington Trust Company, NA, a bank acting in its capacity as investment adviser, filed a separate Schedule 13G on February 12, 2019 stating that as of December 31, 2018, it has shared power to vote 837,984 shares and shared power to dispose of 837,984 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC an initial report of ownership and to report changes in ownership of our common stock and other equity securities. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

        To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2018, all Section 16(a) filing requirements applicable to our officers, directors, and greater than 10% beneficial owners were complied with and filed on time.

Code of Ethics and Business Conduct

        We have adopted a Code of Ethics that applies to all members of our Board and all of our employees, including our principal executive officer, principal financial officer, principal accounting officer and all other senior members of our finance and accounting departments. We require all employees to adhere to our Code of Ethics in addressing legal and ethical issues encountered in conducting their work. Our Board periodically, and at least annually, reviews and revises our Code of Ethics, as appropriate. A copy of our Code of Ethics is available on our website, www.dmcglobal.com.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Board recognizes that certain transactions, arrangements, and relationships between us, on the one hand, and members of the Board, certain officers and persons and entities affiliated with such persons, on the other hand, present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof), compared to transactions between us and unaffiliated third parties. Accordingly, the Board has adopted related party transaction policies and procedures for the purpose of establishing guidelines and procedures by which our Audit Committee and Corporate Governance and Nominating Committee shall review and oversee proposed related party transactions, as more fully described therein.

        In accordance with our Code of Ethics, employees are directed to avoid conflicts of interest. Potential conflicts of interest must be brought to the attention of the Chief Executive Officer, Chief Financial Officer or Chief Legal Officer, or in the case of a potential conflict related to an executive officer or director, to the Chairman of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee will refer any conflicts that would require disclosure under Rule 404 of SEC Regulation S-K to the Audit Committee, who is responsible for reviewing and approving any such transactions. All other potential conflicts will be subject to review by the Corporate Governance and Nominating Committee.

        All related party transactions will be disclosed in our filings with the SEC to the extent required by the Securities Act of 1933, as amended, the Exchange Act and the rules and regulations promulgated thereunder.

HOUSEHOLDING

        As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including the Notice of Internet Availability of Proxy Materials, proxy statements, annual reports and information statements to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies thereof. Any request for multiple copies or paper copies of proxy materials should be directed to DMC Global Inc., c/o Corporate Secretary, 5405 Spine Road, Boulder, Colorado 80301, or by telephone at (303) 665-5700. Upon request, we will promptly deliver a separate copy. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

 OTHER MATTERS

        The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

MICHELLE H. SHEPSTON
Chief Legal Officer and Secretary
March 25, 2019

        Accompanying this proxy statement is a copy of our Annual Report to Stockholders, which includes our Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2018. Additional copies of the Annual Report and the Form 10-K are available without charge upon written request to: Corporate Secretary, DMC Global Inc., 5405 Spine Road, Boulder, Colorado 80301.

MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 received by 1:00 a.m., Mountain Time, on May 7, 2019. Online GIof ntoo welwewct.rinovneicstvoortviontge,.com/BOOM delete QR code and control # or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/BOOM Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of Directors: 01 - David C. Aldous 04 - Robert A. Cohen 07 - Clifton Peter Rose 02 - Andrea E. Bertone 05 - Richard P. Graff 03 - Yvon Pierre Cariou 06 - Kevin T. Longe Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees 01 02 03 04 05 06 07 For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. For Against Abstain 2. To approve the non-binding, advisory vote on executive compensation. 4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof. 3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Please sign exactly as name(s) appears hereon. When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMM C 1234567890 J N T 1 5 3 9 7 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X 4 030YEB MMMMMMMMM B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below A Proposals — The Board of Directors recommends a vote “FOR” Proposals 1, 2 and 3. Annual Meeting Proxy Card1234 5678 9012 345

q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 2019 Annual Meeting of DMC Global Inc. Stockholders May 7, 2019, 8:30 a.m. local time 11800 Ridge Parkway, Suite 300, Broomfield, CO 80021 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DMC GLOBAL INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS – MAY 7, 2019 The undersigned hereby constitutes and appoints Kevin T. Longe, Michael Kuta, and Michelle H. Shepston, and each of them, the undersigned's true and lawful agents and proxies with full power of substitution in each, to represent the undersigned and vote all shares that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of DMC Global Inc. to be held at 11800 Ridge Parkway, Suite 300, Broomfield, CO 80021, on May 7, 2019, at 8:30 a.m. local time, and at any postponements, continuations and adjournments thereof, on all matters as may properly come before said meeting. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Director's recommendations. The persons named herein as agents and proxies cannot vote your shares unless you sign and return this card. PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3. (Continued and to be signed on reverse side.) Change of Address — Please print new address below. + C Non-Voting Items Proxy — DMC Global Inc. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/BOOM